UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/PRE-EFFECTIVE AMENDMENT NO. 4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

W270, INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

7373
(Primary Standard Industrial Classification Code Number)

45-2808694
(I.R.S. Employer Identification Number)

4221 Camino Alegre, La Mesa, CA 91941, (619) 253-2129
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Corporate Place, Inc., 601 E. Charleston Street, Suite 100, Las Vegas, NV, 89104 Telephone Number 801-885-0113
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies of communications to:
Mintz & Fraade P.C. 488 Madison Avenue Suite 1100 New York, New York 10022 Telephone: 212-486-2500 Attn: Frederick Mintz

From time to time after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED April 13, 2012

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share [1]	Proposed Maximum Aggregate Offering Price [1]	Amount of Registration Fee

Common stock, $ .001 par value per share	2,000,000 shares	$0.01	$20,000	$2.33*

_______________________________________

Estimated solely for purposed of calculating the registration fee under Rule 457(a) and (o) of the Securities Act. This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock split, stock dividend, anti-dilution provisions or similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

*Previously paid

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING, PURSUANT TO SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

2,000,000 SHARES

COMMON STOCK

W270, INC.

W270, Inc. (“W270” or the “Company”) is offering for sale a maximum of 2,000,000 shares of its common stock at a fixed price of $0.01 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self-underwritten, best efforts basis, which means our founder, president, and chief executive officer Mr. Wesley E. Fry, will attempt to sell the shares. This prospectus will permit our founder, president, and chief executive officer to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares he may sell. Mr. Fry will sell the shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The intended methods of communication include, without limitations, telephone and personal contact. For more information, see the section of this prospectus entitled "Plan of Distribution”.

The proceeds from the sale of the shares in this offering will be payable to Mintz & Fraade P.C. – Attorney Escrow Account. All subscribed funds will be held in a noninterest-bearing account pending the completion of the offering of which there is no minimum number of shares that must be sold. The offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days. All subscription agreements and checks for payment of shares are irrevocable (except as to any states that require a statutory cooling-off period or rescission right). For more information, see the section of this prospectus entitled "Plan of Distribution”.

The Company is an early stage company with no financial resources or known source of equity or debt financing, and our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the period ended June 30, 2011 that states that Company losses from operations raise substantial doubt about our ability to continue as a going concern. Because this offering is self-underwritten and there is no minimum amount of shares that must be sold, the Company will lose money from this offering because the maximum proposed proceeds of this offering are substantially less than the estimated costs of this offering. There is currently no public or established market for our shares. Consequently, our shareholders will not be able to sell their shares in any organized market place and may be limited to selling their shares privately. Accordingly, an investment in our Company is an illiquid investment.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6	Number of Shares	Offering Price	Underwriting Discounts & Commissions	Proceeds to the Company

Per Share	1	$0.01	$0.00	$0.01
Total	2,000,000	$20,000	$0.00	$20,000

This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2012.

PROSPECTUS SUMMARY

About W270, Inc.

W270, Inc. was incorporated under the laws of the State of Nevada on June 24, 2011, at which time it acquired a business plan and client/customer list from Mr. Wesley E. Fry. As of April 13, 2012, we had one employee, our founder, president, and chief executive officer Mr. Fry. During the period June 24, 2011 (date of inception) through December 31, 2011, Mr. Fry devoted between five (5) hours per week to over thirty (30) hours per week as necessary for the business. For calendar year 2012, Mr. Fry has committed to devote at least twenty (20) hours a week to us but may increase that number as necessary to further develop the business. As of this date and through calendar year 2012 Mr. Fry will continue to provide these services at no cost to the Company. In addition to his relationship with the Company Mr. Fry provides his services to an unrelated business upon which he is compensated by as an employee.

The Company issued 5,000,000 shares of its common stock to Mr. Fry at inception in exchange for organizational costs/services incurred upon its incorporation. These services were valued at $5,000. Following our formation, we issued an additional 1,000,000 shares of our common stock to Mr. Fry, in exchange for a business plan along with a client/customer list related to his information technology consulting services. The cost incurred by Mr. Fry for the business plan and professional services in preparing it was approximately $1,000 which is the value placed upon the shares issued to pay Mr. Fry.

We are an early stage company (“development stage”) and have no financial resources. We have not established or attempted to establish a source of equity or debt financing, however, we intend to have discussions with a number of financial advisors and smaller investment banks regarding obtaining financing. Our auditors included an explanatory paragraph in their report on our financial statements that states that “the Company’s losses from operations raise substantial doubt about its ability to continue as a going concern.” We are at the very earliest of stages in development of our business plan. We have a significant amount of work that needs to be done and funds that need to be raised in order to compete within the marketplace. To date, we have not developed any saleable products and cannot predict when a saleable product will be developed. We believe that we may have an advantage with our founder, president, and chief executive officer’s industry relationships and soliciting the help of these relationships in growing our business model.

The Company has no current intentions, plans, arrangements, commitments or understandings to engage in a merger or acquisition with another company nor does the Company or any of its shareholders have any plans to enter into a change of control or similar type of transaction.

We are currently developing software that is intended to significantly enhance the performance and functionality of Internet services used by medium sized businesses .. The Company’s portal software acts as a software platform that simplifies the integration of other third party software into a company’s existing infrastructure, enables the software to be more easily used over the Internet, or in the cloud, and helps improve bandwidth utilization and Internet connectivity performance for all users that are on the respective company’s network The Company has completed its application specific scope of work and software development framework that details the features, functionality and purpose of the software, as well as the technology integration issues and software development initiatives that will need to be managed to create a completed software product that offers the capabilities of being used in conjunction with other third party software applications. Initial application development coding of the software has commenced based upon the aforementioned scope of work and development framework. Similar to Microsoft’s SharePoint software portal that provides a collaborative environment for sharing and managing files and documents, the Company’s portal software is intended to enable the integration of other third party software applications which also enables collaboration capabilities to share, edit, and manage files, documents and application resources within and across any of the organization’s applications. In addition, the Company is establishing relationships with a number of well established companies with the intention to create a reseller or distributor relationship with such companies which have an existing software platform, Internet access connectivity solutions, application integration services and/or related services from which the Company can resell such services and receive sales commissions and/or referral fees. These services are separate from the development of our software products, however, complement one another as an information technology integration and software solutions provider. The Company’s products and services are intended to use proprietary technology which will enable users to work collaboratively to obtain substantial improvements in performance, reliability and usability of their applications ..

Our business operations will be comprised of two distinct divisions; a) software products for Internet and/or Intranet applications and b) software integration services. The software products division initially intends to work in conjunction with an established software development firm.  The Company has started the development of an initial design and framework of its proposed portal platform through the efforts of its founder, president, and chief executive officer, as well as through the efforts of a  software development firm with which the Company has been working with on an as “needed basis.”  We have not had any material discussions surrounding the acquisition of any software products, nor do we have any agreements (written or oral) in place in order to do so. Once our intended initial technologies have been developed, or a software application distributor or reseller relationship has been formalized with an established industry participant, the Company intends to seek the help of outside sales and marketing consultants to develop a sales and marketing strategy to capitalize on these initial technologies. We intend to create and staff an in-house software development group, which we believe may develop new generations of acquired applications (if applications are acquired) and/or products of a similar and necessary nature to our business development. The Company is currently working on the development of its own products through the programming skills of its founder, president, and chief executive officer, as well as through a software development firm which has been working with us on an as needed basis and as our budget allows.

To date no saleable product has been developed through these development and programming efforts. The software integration division intends to develop a management team with the appropriate technical skills necessary in technology and other enterprise resource planning (ERP) software. Contract sizes we believe will range from $10,000 to $100,000 initially and may expand beyond this range as we progress. This range is based solely upon the industry observations of our founder, president, and chief executive officer and not based on any formal studies conducted by the Company or that may be available outside of the Company. The Company believes initially integration clients will come primarily from referrals of business associates of our founder, president, and chief executive officer and/or other middleware software providers which our founder, president, and chief executive officer has professional relationships through his employment with an unrelated business, however, we cannot predict when those referrals will occur, or if at all.

Our executive offices are located at 4221 Camino Alegre, La Mesa, CA 91941, and our telephone number is 619-253-2129. We may refer to ourselves in this prospectus as "W270,” the “Company,” "we," or "us.”

The Offering

W270 is offering for sale a maximum of 2,000,000 shares of common stock at a fixed price of $0.01 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self-underwritten, best efforts basis, which means our founder, president, and chief executive officer, Mr. Fry, will attempt to sell the shares himself. This prospectus will permit our founder, president, and chief executive officer to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares he may sell. Mr. Fry will sell the shares himself and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, he will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934 (the "Exchange Act"). The intended methods of communication include, without limitation, telephone and personal contacts.

The proceeds from the sale of the shares in this offering will be payable to Mintz & Fraade P.C. – Attorney Escrow Account.  W270’s escrow agent Mintz & Fraade P.C., acts as legal counsel to W270 and, therefore, may not be considered an independent third party. All subscription agreements and checks are irrevocable and should be delivered to Mintz & Fraade P.C. at the address provided in the Subscription Agreement (see Exhibit 99.1a).

All subscription funds will be held in a noninterest-bearing account subject to the completion of the offering. The offering will be completed 180 days from the effective date of this prospectus, unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold. All subscription agreements and checks for payment of shares are irrevocable (except as to any states that require a statutory cooling-off period or rescission right).

We will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers approximately 30 days after the close of the offering or as soon thereafter as practicable.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings, if any, or net worth.

Shares of common stock offered by us	A maximum of 2,000,000 shares. There is no minimum number of shares that must be sold by us for the offering to close.

Use of proceeds

W270 will use the proceeds from the offering to pay for professional fees and other general expenses. The total estimated costs of the offering ($55,000) exceeds the maximum amount of offering proceeds ($20,000).

Termination of the offering

The offering will conclude when all 2,000,000 shares of common stock have been sold, or 180 days after this registration statement becomes effective with the Securities and Exchange Commission. We may at our discretion extend the offering for an additional 180 days.

Risk factors

The purchase of our common stock involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only and currently no market for our common stock exists. Please refer to the sections entitled "Risk Factors" and "Dilution" before making an investment in this stock.

Trading market

None. While a market maker has agreed to file a Rule 211 application with the Financial Industry Regulatory Authority (“FINRA”) in order to apply for the inclusion of our common stock in the Over-the-Counter Bulletin Board (“OTCBB”), such efforts may not be successful and our shares may never be quoted and owners of our common stock may not have a market in which to sell the shares. Also, no estimate may be given as to the time that this application process will require.

Even if W270's common stock is quoted or granted a listing, a market for the common shares may not develop.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

Balance Sheet Data:
	As of December 31, 2011	As of June 30, 2011
	(unaudited)	(audited)

Current assets	$2,150	$-

Other Assets	$26,783	$1,000

Current liabilities	$47,639	$615

Stockholders’ equity (deficit)	$(18,706)	$385

Operating Statement Data:	For the Six Month Period Ended December 31, 2011	For the Period June 24, 2011 (inception) to June 30, 2011
	(unaudited)	(audited)

Net revenues	$-	$-
Operating expenses	$19,091	$5,615
Net (loss)	$(19,091)	$(5,615)
Net (loss) per common share basic and diluted	$(0.00)	$(0.00)
Weighted average number of shares outstanding – basic and diluted	6,000,000	5,142,857

RISK FACTORS

You should be aware that there are various risks to an investment in our common stock. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide to invest in shares of our common stock.

If any of the following risk were to occur, then our business, financial condition, results of operations and/or prospects could be materially adversely affected. If that happens, the market price of our common stock, if any, could decline, and investors may lose all or part of their investment.

Risks Related to the Business

1.

W270 has virtually no financial resources. Our independent registered auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

W270 is an early stage company and has virtually no financial resources. We had a cash balance of $2,150 as of December 31, 2011. We have negative working capital of $45,489 and a stockholders’ deficit of $18,706 at December 31, 2011. Our independent registered auditors included an explanatory paragraph in their opinion on our financial statements as of and for the period ended June 30, 2011 that states that Company losses from operations raise substantial doubt about its ability to continue as a going concern. We will seek additional financing beyond the amounts that may be received from this offering. The financing sought may be in the form of equity or debt financing from various sources as yet unidentified. Until we have completed our offering most if not all of our efforts will be spent in our registration efforts with some efforts in further developing our business plan, however pending the successful completion of the offering, we will seek the necessary additional financing to further pursue our business plan. No assurances can be given that we will generate sufficient revenue or obtain the necessary financing to continue as a going concern.

Our current resources and source of funds, which primarily consist of loans from our founder, president, and chief executive officer, as well as unaffiliated third parties, are sufficient to keep our business operations functioning for the next three to four months. We do not have a formal agreement with our founder, president, and chief executive officer to fund the Company’s working capital needs; however our founder, president, and chief executive officer’s current plan is to do almost of the work on his own without cash compensation while he seeks other sources of funding. The Company has started the development of an initial design and framework of its proposed portal platform through Mr. Fry’s efforts, as well as through the efforts of a software development firm which the Company has been working with on an as “needed basis.”  We currently spend between $2,000 and $3,000 per month in operational expenses not related to this offering. We owe our former legal counsel $20,000 for their services associated with this offering. We have not generated any revenues from our business, and our expenses will be accrued and deferred until sufficient financing is obtained or our founder, president, and chief executive officer or others who know our founder, president, and chief executive officer loans the necessary funds to pay for these expenses. No assurances can be given that we will be able to receive funds from our founder, president, and chief executive officer or others to continue our operations beyond a month-to-month basis.

2.

W270 is and will continue to be completely dependent on the services of our founder, president, and chief executive officer, Wesley E. Fry, the loss of whose services may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

W270’s operations and business strategy are completely dependent upon the knowledge and business connections of Mr. Fry our founder, president, and chief executive officer. He is under no contractual obligation to remain employed by us. If he should choose to leave us for any reason or if he becomes ill and is unable to work for an extended period of time before we have hired additional personnel, our operations will likely fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described in this prospectus. We will fail without the services of Mr. Fry or an appropriate replacement(s).

We intend to acquire key-man life insurance on the life of Mr. Fry naming us as the beneficiary when and if we obtain the resources to do so and if he is insurable. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future. Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel and independent contractors.

Mr. Fry’s current employment does not limit or restrict him from being involved with our Company, and his employment allows him the flexibility to provide at least 20 hours per week to our Company.

3.

Because we have only recently commenced business operations, we face a high risk of business failure.

We were formed in June 2011. All of our efforts to date have related to developing our business plan and beginning business activities. Through December 31, 2011, we had no operating revenues. We face a high risk of business failure. The likelihood of the success of the Company must be considered in light of the expenses, complications and delays frequently encountered in connection with the establishment and expansion of new businesses and the competitive environment in which the Company will operate. There can be no assurance that future revenues from sales of the Company’s products and services will occur or be significant enough or that we will be able to sell its products and services at a profit, if at all. Future revenues and/or profits, if any, will depend on many various factors, including, but not limited to both initial and continued market acceptance of the Company’s products and services and the successful implementation of its planned growth strategy.

The Company has not yet acquired or internally developed any products. We may not be able to acquire or internally develop any products in the future because of a lack of available funds or financing to do so. In order for us to develop or acquire any products, we must be able to secure the necessary financing, beyond just the proceeds of this offering. In the early stages of our operations, we will continue to keep costs to a minimum. The cost to develop our business plan as currently outlined will be in excess of $100,000. We have no established current sources of funds to undertake the business plan as outlined. Until we obtain funding, if ever, we will keep our operating costs as low as possible with our founder, president, and chief executive officer providing almost all of the work on his own without any cash compensation. We are using the services of a software development firm with which the Company has been working with on an as “needed basis.” They perform their services on a deferral basis not requiring us to pay them immediately. This methodology would result in our development stage extending for at least two to three years. We however believe that our services division (once developed, if at all) may begin to generate revenues earlier than the software division (once developed, if at all). If we are unable to obtain adequate funding or financing, the Company faces the ultimate likelihood of business failure. There are no assurances that we will be able to raise any funds or establish any financing program for the Company’s growth.

 In addition, the Company’s future profitability, if any, could be materially and adversely impacted if any one or more of its acquired or developed technological products were to experience poor operating results. The Company’s ability to achieve profitability will be dependent on the ability of its future products or services to generate sufficient operating cash flow to fund future growth and/or acquisitions. There can be no assurance that the Company’s future results of operations will be profitable or that its business strategy will be successful or even begin to generate any revenues.

4.

We may not have or ever have the resources or ability to implement and manage growth strategy.

Although the Company expects to experience growth based on being able to implement its business plan, actual operations may never occur because the business plan may never be implemented because of lack of funds to do so. If the Company’s business plan and growth strategy are implemented, of which no assurances can be given, a significant strain on the Company’s management, operating systems and/or financial resources will be imposed. Failure by the Company’s management to manage this growth, if it occurs, or unexpected difficulties encountered during growth, could have a material adverse impact on the Company’s results of operations or financial condition.

The Company’s ability to operate profitable product lines (if we are able to establish any product or product lines at all) will depend upon a number of factors, including (i) identifying distribution channels, (ii) generating sufficient funds from our then existing operations or obtaining third-party financing or additional capital to develop new product lines, (iii) the Company’s management team and its financial and accounting controls and (iv) staffing, training and retaining of skilled personnel, if any at all. Certain of these factors will be beyond the Company’s control and may be adversely affected by the economy or actions taken by competing companies. Moreover, potential products that may meet the Company’s product focus and other criteria for developing new products or services, if we are able to develop or acquire at all, are believed to be limited. There can be no assurance that the Company will be able to execute and manage a growth strategy effectively or at all.

5.

We may not be successful in hiring technical personnel because of the competitive market for qualified technical people.

The Company's future success depends largely on its ability to attract, hire, train and retain highly qualified technical personnel to provide the Company's services. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining the technical personnel it requires to conduct and expand its operations successfully and to differentiate itself from its competition. The Company's results of operations and growth prospects could be materially adversely affected if the Company were unable to attract, hire, train and retain such qualified technical personnel.

6.

Our reliance on referrals from outside contacts to develop business may not be effective.

The Company initially will rely on our founder, president, and chief executive officer, Mr. Fry, for a majority of its leads and believes that independent outside sales reps will also be an important source of sales referrals in the foreseeable future. However, as is typical within the industry, there are no contractual requirements that an outside sales person use or recommend the Company's professional services in connection with product sales. We currently have no contracts or agreements in place with any outside sales professional. No assurances can be given that using independent outside sales reps will result in any meaningful numbers of sales leads or referrals.

7.

Fluctuations in our financial results make quarterly comparisons and financial forecasting difficult.

The Company's future or projected quarterly operating results may vary and reduced levels of earnings or losses may be experienced in one or more quarters. Fluctuations in the Company's quarterly operating results could result from a variety of factors, including changes in the levels of revenues derived from internetworking, applications development, and managed services, the size and timing of significant project orders, changes in the mix of employee and subcontractor technicians on projects, the timing of new service offerings by the Company or its competitors, new office openings by the Company, changes in pricing policies by the Company or its competitors, market acceptance of new and enhanced services offered by the Company or its competitors, changes in operating expenses, availability of qualified technical personnel, disruptions in sources of related products and services, the effect of potential acquisitions and industry and general economic factors. The Company will have limited or no control over many of these factors. The Company's expense levels we believe will be based upon, in part, on its expectations as to future or projected revenues. If revenue levels are below expectations, operating results are likely to be adversely affected.

Because of these fluctuations and uncertainties, our future operating results may fail to meet the expectations of investors. If this happens, any trading price of our common stock would almost certainly be materially adversely affected.

8.

We will face competition from companies with significantly greater resources and name recognition.

The markets in which the Company will operate are characterized by intense competition from several types of solution and technical service providers. These include value added resellers (VARs), systems integrators and consultants, and computer or other hardware and software providers. In addition, there can be no assurance that the Company's potential clients will not seek to develop further their in-house capabilities and perform internally more of the services that the Company offers. The Company expects to face further competition from new market entrants and possible alliances among competitors in the future as the convergence of information processing and telecommunications continues. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be better able to respond or adapt to new or emerging technologies and changes in client requirements or to devote greater resources to the development, marketing and sales of their services than the Company. There can be no assurance that the Company will be able to compete successfully. The Company expects to encounter intense competition in the Internet/software industry. The Company will also compete for revenues with other Internet software providers. In addition, the Company will be faced with numerous competitors, both strategic and financial, in attempting to obtain competitive products. Many actual and potential competitors we believe are part of much larger companies with substantially greater financial, marketing and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against any of its future competitors.

9.

There are significant potential conflicts of interest.

Our personnel will be required to commit substantial time to our affairs and, accordingly, these individual(s) (particularly our founder, president, and chief executive officer) may have conflicts of interest in allocating management time among various business activities. In the course of other business activities, certain key personnel (particularly our founder, president, and chief executive officer) may become aware of business opportunities which may be appropriate for presentation to us, as well as other entities with which they are affiliated. As such, there may be conflicts of interest in determining to which entity a particular business opportunity should be presented.

In an effort to resolve such potential conflicts of interest, we have entered into a written agreement with Mr. Fry specifying that any business opportunities that he may become aware of independently or directly through his association with us (as opposed to disclosure to him of such business opportunities by management or consultants associated with other entities) would be presented by him solely to us. A copy of this agreement is filed as Exhibit 10.2 to our Registration Statement, of which this prospectus is a part.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

10.

Because we have nominal assets and no revenue, we are considered a "shell company" and will be subject to more stringent reporting requirements.

The Securities and Exchange Commission ("SEC") adopted Rule 405 of the Securities Act and Exchange Act Rule 12b-2 which defines a shell company as a registrant that has no or nominal operations, and either (a) no or nominal assets; (b) assets consisting solely of cash and cash equivalents; or (c) assets consisting of any amount of cash and cash equivalents and nominal other assets. Our balance sheet reflects that we have no cash or any other tangible asset and, therefore, we are defined as a shell company. The new rules prohibit shell companies from using a Form S-8 to register securities pursuant to employee compensation plans. However, the new rules do not prevent us from registering securities pursuant to S-1 registration statements. Additionally, the new rule regarding Form 8-K requires shell companies to provide more detailed disclosure upon completion of a transaction that causes it to cease being a shell company. If an acquisition is undertaken (of which we have no current intention of doing), we must file a current report on Form 8-K containing the information required pursuant to Regulation S-K within four business days following completion of the transaction together with financial information of the acquired entity. In order to assist the SEC in the identification of shell companies, we are also required to check a box on Form 10-Q and Form 10-K indicating that we are a shell company. To the extent that we are required to comply with additional disclosure because we are a shell company, we may be delayed in executing any mergers or acquiring other assets that would cause us to cease being a shell company. The SEC adopted a new Rule 144 effective February 15, 2008, which makes resales of restricted securities by shareholders of a shell company more difficult.

11.

Following the effective date of our Registration Statement, of which this prospectus is a part, we will be subject to the periodic reporting requirements of Section 15(d) of the Exchange Act that will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

Following the effective date of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit. We may be exposed to potential risks resulting from any new requirements under Section 404 of the Sarbanes-Oxley Act of 2002. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

12.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•

pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

Our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

13.

The costs of being a public company could result in us being unable to continue as a going concern.

As a public company, we will have to comply with numerous financial reporting and legal requirements, including those pertaining to audits, quarterly reporting and internal controls. The costs of this compliance could be significant. If our revenues are insufficient, and/or we cannot satisfy many of these costs through the issuance of our shares, we may be unable to satisfy these costs through the normal course of business which would result in our being unable to continue as a going concern.

14.

Having only one director limits our ability to establish effective independent corporate governance procedures and increases the control of our founder, president, and chief executive officer.

We have only one director who also serves as our founder, president, and chief executive officer. Accordingly, we cannot establish board committees comprised of independent members to oversee functions like compensation or audit issues. In addition, currently a vote of board members is decided in favor of the chairman (who is our founder, president, and chief executive officer), which gives him complete control over all corporate issues.

Until we have a larger board of directors that would include some independent members, if ever, there will be limited oversight of our founder, president, and chief executive officer’s decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

Risks Related to Our Common Stock

15.

The Company is selling the shares offered in this prospectus without an underwriter and may not be able to sell all or any of the shares offered herein.

The common shares are being offered on our behalf by Mr. Fry, our founder, president, and chief executive officer, on a best-effort basis. No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any common shares. There are no firm commitments to purchase any of the shares in this offering. Consequently, there is no guarantee that the Company, through its founder, president, and chief executive officer, is capable of selling all, or any, of the common shares offered hereby. The sale of only a small number of shares increases the likelihood of no market ever developing for our shares.

16.

Since there is no minimum for our offering, if only a few persons purchase shares they will lose their money without us being even able to develop a market for our shares.

Since there is no minimum with respect to the number of shares to be sold directly by the Company in its offering, if only a few shares are sold, we will be unable to even attempt to create a public market of any kind for our shares. In such an event, it is highly likely that the entire investment of shareowners would be lost. Even if all of the shares are purchased, we could have the same result.

17.

The offering price of our common stock has been determined arbitrarily.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management's valuation and, therefore, expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may, therefore, lose a portion or all of their investment.

18.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized (100,000,000) shares but unissued (92,000,000) shares assuming the sale of 2,000,000 shares in this offering. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, further dilute common stock book value, and that dilution may be material.

19.

The proposed aggregate proceeds of the offering are less than the estimated cost of the offering, so the Company will receive no economic benefits from the completion of the offering.

The proposed maximum aggregate proceeds of the offering ($20,000) are substantially less than the proposed costs to complete the offering ($55,000). We will, therefore, receive no financial benefit from the completion of the offering and will have to pay for some of the costs of the offering from the proceeds of operations or from other sources such as loans from officer(s) or from related and unrelated parties.

20.

The interests of shareholders may be hurt because we can issue shares of our common stock to individuals or entities that support existing management with such issuances serving to enhance existing management’s ability to maintain control of our company.

Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued common shares. Such issuances may be issued to parties or entities committed to supporting existing management and the interests of existing management which may not be the same as the interests of other shareholders. Our ability to issue shares without shareholder approval serves to enhance existing management’s ability to maintain control of our company.

21.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation at Article XI provide for indemnification as follows: "No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer: (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification."

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

22.

Currently, there is no established public market for our securities, and there can be no assurances that any established public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

Prior to the date of this prospectus, there has not been any established trading market for our common stock, and there is currently no established public market whatsoever for our securities. A market maker has agreed to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering. There can be no assurance that the market maker’s application will be accepted by FINRA nor can we estimate as to the time period that the application will require. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether

(i)

any market for our shares will develop;

(ii)

 the prices at which our common stock will trade; or

(iii)

the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company ("DTC") to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all companies on the OTCBB. What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because of the anticipated low price of the securities being registered, many brokerage firms may not be willing to effect transactions in these securities. Purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions. See “Plan of Distribution” and Risk Factor #23below.

23.

Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the over-the-counter market which is commonly referred to as the OTCBB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•

the basis on which the broker or dealer made the suitability determination, and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

24.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our stock.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

25.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in at least 17 states which do not offer manual exemptions (or may offer manual exemptions but may not to offer one to us if we are considered to be a shell company at the time of application) and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

26.

Our board of directors (consisting of one person, our founder, president, and chief executive officer) has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our articles of incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

27.

The ability of our founder, president, and chief executive officer to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

Upon the completion of this offering, our founder, president, and chief executive officer will beneficially own an aggregate of 75% of our outstanding common stock assuming the sale of all shares being registered. Because of his beneficial stock ownership, our founder, president, and chief executive officer will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. The interests of our founder, president, and chief executive officer may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding decisions made by our founder, president, and chief executive officer. This level of control may also have an adverse impact on the market value of our shares because our founder, president, and chief executive officer may institute or undertake transactions, policies or programs that may result in losses, may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

28.

All of our presently issued and outstanding common shares are restricted under Rule 144 of the Securities Act, as amended. When the restriction on any or all of these shares is lifted, and the shares are sold in the open market, the price of our common stock could be adversely affected.

All of the presently outstanding shares of common stock (6,000,000 shares) are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144 provides in essence that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six (6) months if purchased from a reporting issuer or twelve (12) months (as is the case herein) if purchased from a non-reporting Company, may, under certain conditions, sell all or any of his shares without volume limitation, in brokerage transactions. Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock every three months. As a result of revisions to Rule 144 which became effective on February 15, 2008, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

All 6,000,000 issued and outstanding shares of our common stock are owned by our founder, president, and chief executive officer, which consists of 5,000,000 shares issued for organizational expenses and 1,000,000 shares issued as payment for a business plan and customer/client relationships and may be sold commencing one year from the date the Company is no longer a “shell” company. See “Market for Securities.”

29.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

30.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protection against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because none of our directors (currently one person) are independent directors, we do not currently have independent audit or compensation committees. As a result, these directors have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

31.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of the effective date of our registration statement of which this prospectus is a part, we will become subject to certain informational requirements of the Exchange Act, as amended and we will be required to file periodic reports (i.e., annual, quarterly and material events) with the SEC which will be immediately available to the public for inspection and copying. In the event during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8-A (of which we have no current plans to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file such periodic reports with the SEC and access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we may be required to deliver periodic reports to security holders as proscribed by the Exchange Act, as amended.  However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act until we have both 500 or more security holders and greater than $10 million in assets. This means that access to information regarding our business and operations will be limited.

For all of the foregoing reasons and others set forth herein, an investment in our securities in any market that may develop in the future involves a high degree of risk.

USE OF PROCEEDS

W270 will apply the proceeds from the offering to pay for accounting fees, legal and professional fees associated with the offering. The total estimated costs of the offering ($55,000) exceed the maximum amount of offering proceeds ($20,000). The estimated costs of the offering, which principally relate to professional costs, are estimated to consist of:

SEC Registration fee	$2.33
NASD filing fee	100.00
Accounting fees and expenses	5,000.00
Legal fees and expenses (relating to the preparation of our registration statement from inception to effective date and related documents)	40,000.00
Transfer agent fees	2,500.00
Blue Sky fees and expenses	5,000.00
Miscellaneous expenses	2,397.67

Total	$55,000.00

W270 will pay all costs related to this offering. This amount in excess of the maximum offering proceeds (35,000) will be paid when necessary or otherwise accrued on the books and records of W270 until we are able to pay the full amounts due either from revenues or loans from our founder, president, and chief executive officer, related or unrelated parties that we may approach. A significant portion of the estimated costs of the offering ($55,000) are legal fees and expenses ($40,000). Absent sufficient revenues to pay these amounts, we will seek financial assistance either from our founder, president, and chief executive officer, or shareholders or possibly third party business associates of our founder, president, and chief executive officer who may agree to loan us the funds necessary to cover the balance of outstanding professional and related fees related to our prospectus to the extent that such liabilities cannot be extended or satisfied in other ways and the professional service providers insist upon payment. Absent the above, our founder, president, and chief executive officer will attempt to seek sufficient funding personally for the amounts due and, if successful in obtaining these funds, to lend it to the Company on an interest-free basis. No formal written arrangement exists, with respect to our founder, president, and chief executive officer or anyone’s commitment outside of the Company, to loan funds for this purpose. Our current and former legal counsel have both agreed to defer payment of their fees until after our offering becomes effective and is, in fact, through the deferral of their fees may be asserted as financing for our offering.

Our plans will not change regardless of whether the maximum proceeds are raised, except to the extent indicated in MD&A “Liquidity” section, first paragraph.

THE OFFERING

We will spend substantially more in costs on this offering than we will receive in aggregate proceeds. We will also incur ongoing continuous costs to meet the reporting requirements of a public company. These costs may very well exceed our current or anticipated revenues, significantly. However, the Company believes that the risks are worth taking because management believes, based on its own observations which are not based on any formal studies, that potential future vendors, consultants and manufacturers will have a higher regard in providing services for a public company than a small, privately-held startup company. Management’s belief is based solely on the advice and informal consultation with various business and legal professionals who are known to us and have public company experience. These discussions have led us to believe that being a public company may afford the business (management and its shareholders) with a higher degree of recognition than would be typically attained as a small private (or non-public) company and may increase its ability and/or options to obtain financing for its growth. In addition, by being a public company we believe increases the visibility of our future opportunities to raise funds or to pay vendors by issuing restricted common stock rather than cash. We cannot predict the likelihood that our observations and conclusions about the benefits of being a public company will prove accurate or beneficial to us.

We are offering for sale a maximum of 2,000,000 shares of common stock at a fixed price of $0.01 per share. There is no minimum number of shares that must be sold by us for the offering to close, and we will retain the proceeds from the sale of any of the offered shares that are sold. The offering is being conducted on a self-underwritten, best efforts basis, which means our founder, president, and chief executive officer, Mr. Fry, will attempt to sell the shares. This prospectus will permit our founder, president, and chief executive officer to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares that he may sell. Mr. Fry will sell the shares and intends to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, Mr. Fry will rely primarily on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities and Exchange Act of 1934. The intended methods of communication include, without limitation, telephone and personal contacts.

As discussed above in connection with W270’s selling efforts in the offering, Mr. Fry will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, as amended, but rather will rely upon the “safe harbor” provisions of Rule 3a4-1, promulgated under the Exchange Act, as amended. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Mr. Fry is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Mr. Fry will not be compensated in connection with his participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Mr. Fry is not, nor has he been within the past 12 months, a broker or dealer, and he is not, nor has he been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Mr. Fry will continue to primarily perform duties for the Company or on its behalf otherwise than in connection with transactions in securities. Mr. Fry will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

The proceeds from the sale of the shares in this offering will be made payable to Mintz & Fraade P.C. - Attorney Escrow Account, our escrow agent. Mintz & Fraade P.C., which acts as our legal counsel therefore, may not be considered an independent third party. All subscription agreements and checks are irrevocable and should be delivered to Mintz & Fraade P.C. at the address provided on the Subscription Agreement.

We will receive all proceeds from the sale of up to 2,000,000 shares being offered. No proceeds will be received by any other entity other than the Company. The price per share is fixed at $0.01 for the duration of this offering.

All subscribed funds will be held in a noninterest-bearing account pending the completion of the offering. The offering will be completed 180 days from the effective date of this prospectus (or such earlier date when all 2,000,000 shares are sold), unless extended by our board of directors for an additional 180 days. There is no minimum number of shares that must be sold in this offering. All subscription agreements and checks for payment of shares are irrevocable (except as to any states that require a statutory cooling-off period or rescission right).

The Company will deliver stock certificates attributable to shares of common stock purchased directly by the purchasers within 30 days of the close of this offering or as soon thereafter as practicable.

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

The offering may terminate on the earlier of:

i.	the date when the sale of all 2,000,000 shares is completed, or

ii.	180 days from the effective date of this document or any extension thereto.

The offering price of the common stock has been determined arbitrarily and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, historical earnings or net worth.

The purchase of the common stock in this offering involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only, and currently no market for our common stock exists. While a market maker has agreed to file a Rule 211 application with FINRA in order to apply for the inclusion of our common stock in the OTCBB, such efforts may not be successful, and our shares may never be quoted and owners of our common stock may not have a market in which to sell their shares. Also, no estimate may be given as to the time that this application process may require.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its’ clearing firm, to become eligible with the DTC to permit our shares to be traded electronically. If an issuer is not “DTC-eligible,” its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a issuer will not be able to be traded (technically the shares can be traded manually between accounts, but this may take days and is not a realistic option for issuers relying on broker-dealers for stock transactions - like all the companies on the OTCBB). What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is however a necessity to efficiently process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it may take.

Please refer to the sections of this prospectus entitled "Risk Factors" and "Dilution" before making an investment in the common stock of the Company.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, any historical earnings or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering. No valuation or appraisal has been prepared for our business. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

DILUTION

“Dilution” represents the difference between the offering price of the shares of common stock hereby being offered and the net book value per share of common stock immediately after completion of this offering. "Net book value" is the amount that results from subtracting total liabilities from total assets. In this offering, the level of dilution is increased as a result of the relatively low net book value of our issued and outstanding common stock and because the proceeds of the offering are substantially less than our estimated costs. Assuming all of the shares of common stock offered herein are sold, the purchasers in this offering will lose the entire value of their shares purchased in that each purchased share will have a negative net book value of ($0.0067). Net book value of existing shareholders’ shares will also decrease from ($0.0031) to ($0.0067) because estimated costs will exceed the proceeds received from this offering.

The following table illustrates the dilution to the purchasers of the common stock in this offering (as of December 31, 2011):

Assuming the sale of:
	1,000,000 shares	2,000,000 shares

Offering Price Per Share	$ 0.01	$ 0.01

Book Value Per Share Before the Offering	$ (0.0031)	$ (0.0031)

Book Value Per Share After the Offering	$ (0.0091)	$ (0.0067)

Net Decrease to Original Shareholders	$ (0.0060)	$ (0.0036)

Decrease in Investment to New Shareholders	$ (0.0191)	$ (0.0167)

Dilution to New Shareholders (%)	100%	100%

The following table summarizes the number and percentage of shares purchased the amount and percentage of consideration paid and the average price per Share paid by our existing stockholders and by new investors in this offering:

	Price Per Share	Number of Shares Held	Percentage of Ownership	Consideration Paid
2,000,000 shares sold
Existing shareholders	$0.001	6,000,000	75%	$6,000
Investors in this offering	$0.01	2,000,000	25%	$20,000

1,000,000 shares sold
Existing shareholders	$0.001	6,000,000	86%	$6,000
Investors in this offering	$0.01	1,000,000	14%	$10,000

DIVIDEND POLICY

We have never paid cash or any other form of dividend on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Moreover, any future credit facilities might contain restrictions on our ability to declare and pay dividends on our common stock. We plan to retain all earnings, if any, for the foreseeable future for use in the operation of our business and to fund the pursuit of future growth. Future dividends, if any, will depend on, among other things, our results of operations, capital requirements and on such other factors as our board of directors, in its discretion, may consider relevant.

MARKET FOR SECURITIES

There is no established public market for our common stock, and a public market may never develop. A market maker has agreed to file an application with FINRA so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering. There can be no assurance as to whether such market maker’s application will be accepted by FINRA nor can we estimate the time period that will be required for the application process. Even if our common stock were quoted in a market, there may never be substantial activity in such market. If there is substantial activity, such activity may not be maintained, and no prediction can be made as to what prices may prevail in such market.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its’ clearing firm, to become eligible with the DTC to permit our shares to be traded electronically. If an issuer is not “DTC-eligible,” its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a issuer will not be able to be traded (technically the shares can be traded manually between accounts, but this may take days and is not a realistic option for issuers relying on broker-dealers for stock transactions - like all the companies on the OTCBB). What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is however a necessity to efficiently process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it may take.

We do not have common stock or equity subject to outstanding options or warrants to purchase or securities convertible into our common stock or equity. Also, all current shares of our outstanding common stock are held by Mr. Fry, our founder, president, and chief executive officer, (6,000,000 shares). In general, under Rule 144, a holder of restricted common shares who is an affiliate at the time of the sale or any time during the three months preceding the sale can resell shares, subject to the restrictions described below.

If we become a public reporting company under the Exchange Act for at least 90 days immediately before the sale, then at least six months must have elapsed since those shares were acquired from us or an affiliate, and we must remain current in our filings for an additional period of six months; in all other cases, at least one year must have elapsed since the shares were acquired from us or an affiliate.

The number of shares sold by such person within any three-month period cannot exceed the greater of:

•

1% of the total number of our common shares then outstanding; or

•

The average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC (or, if Form 144 is not required to be filed, then four calendar weeks preceding the date the selling broker receives the sell order) (This condition is not currently available to the Company because its securities do not trade on a recognized exchange).

Conditions relating to the manner of sale, notice requirements (filing of Form 144 with the SEC) and the availability of public information about us must also be satisfied.

All of the presently outstanding shares of our common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. The SEC has adopted final rules amending Rule 144 which have become effective on February 15, 2008. Pursuant to the new Rule 144, one year must elapse from the time a “shell company,” as defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act, ceases to be a “shell company” and files a Form 8-K addressing Item 5.06 with such information as may be required in a Form 10 Registration Statement with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. The Form 10 information or disclosure is equivalent to the information that a company would be required to file if it were registering a class of securities on Form 10 under the Exchange Act. Under amended Rule 144, restricted or unrestricted securities that were initially issued by a reporting or non-reporting shell company or a company that was at anytime previously a reporting or non-reporting shell company, can only be resold in reliance on Rule 144 if the following conditions are met:

1)

the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company;

2)

the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3)

the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and

4)

at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, we are classified as a “shell company” under Rule 405 of the Securities Act Rule 12b-2 of the Exchange Act. As such, all restricted securities presently held by our sole stockholder may not be resold in reliance on Rule 144 until: (1) we file a Form 8-K addressing Item 5.06 with such information as may be required in a Form 10 Registration Statement with the SEC when we cease to be a “shell company”; (2) we have filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time we file the Form 8-K with the SEC reflecting our status as an entity that is not a “shell company”.

Current Public Information

In general, for sales by affiliates and non-affiliates, the satisfaction of the current public information requirement depends on whether we are a public reporting company under the Exchange Act:

o

If we have been a public reporting company for at least 90 days immediately before the sale, then the current public information requirement is satisfied if we have filed all periodic reports (other than Form 8-K) required to be filed under the Exchange Act during the 12 months immediately before the sale (or such shorter period as we have been required to file those reports).

o

If we have not been a public reporting company for at least 90 days immediately before the sale, then the requirement is satisfied if specified types of basic information about us (including our business, management and our financial condition and results of operations) are publicly available.

However, no assurance can be given as to:

o

the likelihood of a market for our common shares developing,

o

the liquidity of any such market,

o

the ability of the shareholders to sell the shares, or

o

the prices that shareholders may obtain for any of the shares.

No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed herein are forward-looking statements. Such forward-looking statements contained in this prospectus which is a part of our registration statement involve risks and uncertainties, including statements as to:

•

our future operating results;

•

our business prospects;

•

any contractual arrangements and relationships with third parties;

•

the dependence of our future success on the general economy;

•

any possible financings; and

•

the adequacy of our cash resources and working capital.

These forward-looking statements can generally be identified as such because the context of the statement will include words such as we “believe," “anticipate,” “expect,” “estimate” or words of similar meaning. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Operations

We were incorporated on June 24, 2011 and acquired our business plan and client/customer lists on June 30, 2011. Most of the activity through December 31, 2011 involved incorporation efforts, planning and acquisition of the client/customer lists, as well as preparation for this Offering.

We are a development stage company and have extremely limited financial resources. We have not established a source of equity or debt financing. Our independent registered public accounting firm has included an explanatory paragraph in their report emphasizing the uncertainty of our ability to remain as a going concern.

We intend to acquire and/or develop and market software that has the ability to significantly enhance the performance and functionality of Internet services and applications used by medium sized businesses.  In addition, the Company is developing relationships with a number of well established companies with the intention to create a reseller or distributor relationship with such companies which have an existing software platform, Internet access connectivity solutions, application integration services and related services from which the Company can resell such services and receive sales commissions and referral fees. These services are separate from the development of our software product, however, complement one another as an information technology integration and software solutions provider.

Our business operations will be comprised of two distinct divisions; a) software products for Internet and/or Intranet applications and b) software integration services. The software products division initially intends to work in conjunction with an established software development firm.  The Company has started the development of an initial design and framework of its proposed portal platform through the efforts of its founder, president, and chief executive officer, as well as through the efforts of a  software development firm with which the Company has been working with on an as “needed basis.”   The portal platform acts as a software platform that simplifies the integration of other third party software into a businesses’ (or commonly referred to as an ‘enterprise’) existing infrastructure, that enables the software to be easily used over the Internet, or in the cloud, as well as helps improve bandwidth utilization and Internet connectivity performance for all users that are on the enterprise’s network. The Company has completed its application specific ‘scope of work’ and software ‘development framework’ that details features, functionality and purpose of the software, as well as technology integration issues and software development initiatives that need to be managed to create a completed software product that offers the capabilities of being used in conjunction with other third party software applications. In addition, initial development coding of the software has commenced based upon the aforementioned scope of work and development framework. Similar to Microsoft’s SharePoint software portal that provides a collaborative environment for sharing and managing files and documents, our portal platform is intended to enable the integration of other third party software applications which enables collaboration capabilities to share, edit, and manage files, documents and application resources within and across any of the enterprise’s applications. We have not had any material discussions surrounding the acquisition of any software products, nor do we have any agreements (written or oral) in place in order to do so. Once our intended initial technologies have been developed, or a software application distributor or reseller relationship has been formalized with an established industry participant, the Company intends to seek the help of outside sales and marketing consultants to develop a sales and marketing strategy to capitalize on these initial technologies. We intend to create and staff an in-house software development group, which we believe may develop new generations of acquired applications (if applications are acquired) and/or products of a similar nature and necessity to our business development. The Company is currently working on the development of its own products through the programming skills of its founder, president, and chief executive officer, as well as through a software development firm which it has been working with us on an as needed basis and as our budget allows.

The Company’s software integration business will entail management and oversight for specific small – medium sized business software integration projects. Integration management includes providing research, defining the project scope, setting timelines and milestones, and development oversight. Offering these services also includes performance appraisals, defining enhancements based upon client needs, and to tend to issues that may arise. The focus areas of our software integration services will be towards customer resource management (CRM) systems, and event resource planning (ERP) software programs. The Company has, through our founder and CEO, the experience and expertise to evaluate any CRM or ERP package from proprietary to open source solutions. These solutions will be provided with the objective of maximizing a client’s technology investment, enabling communication between a client’s CRM or ERP package and other software applications their respective enterprise runs, as well as to manage technology upgrades and migration issues as new technologies are developed and new software tools and standards are implemented.

To date no saleable product has been developed through these development and programming efforts. The software integration division intends to develop a management team with the appropriate technical skills necessary in technology and other enterprise resource planning (ERP) software. Contract sizes we believe will range from $10,000 to $100,000 initially and may expand beyond this range as we progress. This range is based solely upon the industry observations of our founder, president, and chief executive officer and not based on any formal studies conducted by the Company or that may be available outside of the Company. The Company believes initial integration clients will come primarily from referrals of business associates of our founder, president, and chief executive officer and/or other middleware software providers with which our founder, president, and chief executive officer has professional relationships with through his employment with a nonrelated business, however, we cannot predict when those referrals will occur, or if at all.

Our plan to continue as a going concern is to reach the point where we begin generating sufficient revenues from our products(s) or services to meet our obligations on a timely basis. The Company has not yet acquired or internally developed any products. We may not be able to acquire or internally develop any products in the future because of a lack of available funds or financing to do so. In order for us to develop or acquire any products, we must be able to secure the necessary financing, beyond just the proceeds of this offering. In the early stages of our operations, we will continue to keep costs to a minimum. The cost to develop our business plan as currently outlined will be in excess of $100,000. We have no established current sources of funds to undertake the business plan as outlined. Until we obtain funding, if ever, we will keep our operating costs as low as possible with our founder, president, and chief executive officer providing substantially all of the work on his own without any cash compensation. This methodology would result in our development stage extending for at least two to three years. We however believe that our services division (once developed, if at all) may begin to generate revenues earlier than the software division (once developed, if at all). If we are unable to obtain adequate funding or financing, the Company faces the ultimate likelihood of business failure. There are no assurances that we will be able to raise any funds or establish any financing program for the Company’s growth.

Despite the aforementioned in order to execute on our business plan, we must complete our offering and then seek additional financing. If and when we obtain the required financing, we should be able to undertake the first steps necessary in our business plan. We will seek to engage or hire programmers or outside consultants to enhance the abilities of our founder, president, and chief executive officer in the development and execution of our business plan steps. As mentioned above these (initial) costs could very well be in excess of $100,000 and needed as payment for services to be performed over the next 12 months as we move forward with our business plan.

The following outlines the steps or stages that we expect to encounter and the necessary funding needed for these stages. Within each stage we have outlined the metrics or performance steps that we must accomplish as we move forward with our business plan. This should enable the Company to continue as a going concern as long as we are able to seek additional financing on acceptable terms.

Stage One (Months 1 – 3) ($15,000 est. costs)

•

outline the scope of work and framework to initiate the development of our software application

•

begin the coding of our software based upon the initial scope of work and development framework

•

build our Company web site to provide our identity and service offering to promote our software development and integration service

•

commence marketing through referrals, our website, and target-directed email

•

create relationships with existing software development companies, software integration firms, application developers, and internet connectivity providers to establish reseller and JV opportunities which we in turn offer to potential clients

Stage Two (Months 3 – 5) ($15,000 est. costs)

•

initiate testing of our software application to improve and refine components of our system to uphold quality and application usability

•

analyze and test software for integration capabilities with other 3rd party software applications

•

CRM systems

•

ERP applications

•

finalize a strategic reseller and/or JV relationship with an established company whereby the Company can begin to market its services

Stage Three (Months 6 – 8) ($30,000 est. costs)

•

initiate a multi-faceted marketing campaign to attract new customers for software integration services and the services/products of our reseller/JV partners

•

research and refine our target market of potential customers by  using geographic, demographic, and business needs analysis of specific industries

•

finalize application development and software integration components of our software and commence alpha testing with select target customers and partners

•

refine and improve the softwarebased on simple feedback, bugs, fixes, and needs of our alpha testing group

Stage Four (Month 9 - 12) ($40,000 est. costs)

•

release software to the marketplace in a controlled marketing campaign to specific target market as a beta release

•

refine and release new versions of software based upon feedback and bug fixes, as well as meet the needs of specific industry sectors

•

increase sales and marketing oriented activities to gain new sales for the Company’s software products and software integration services, as well as the services/products of our reseller/JV partners

As mentioned above the time-line estimate (stages) are predicated upon the Company obtaining the necessary financing either through additional equity or debt beyond our offering. If we are not able to obtain the necessary levels of financing as determined by the above stages, we will not be able to meet or achieve any of the time-line objectives. If we complete 75%, 50%, 25% or even 10% of our additional financing objectives, we will not be able to pursue any of our time-line goals or action steps. In that case the Company will be forced to proceed on a piecemeal basis using primarily the services of our founder, president, and chief executive officer and limited use of outside contractors when and if limited funds are obtained. Our founder, president, and chief executive officer devotes in excess of twenty (20) hours a week to our continued business efforts. There is no realistic way to predict the timing or completion in that scenario.

Without additional financing to the offering proceeds we will not be able to pursue our business plan or its time-line objectives, and the Company may fail entirely.

It is our plan to seek additional financing from either equity financing or through debt instruments. These efforts will most likely occur after our offering is complete and the aggregate proceeds have been received. Company’s management has, through relationships and strategic partnerships, begun work on some of the intended software products for the Internet and/or Intranet applications we believe will be desired in the marketplace as well as the software integration services. Our founder, president, and chief executive officer has primarily provided these services through the date of this prospectus. Our business plan requires further completion of these tasks which will require the hiring of employees and/or outside contractors. With the level of sophistication and expertise of our founder, president, and chief executive officer, as well as other various industry professionals that he knows, the Company should make further progress in its development of the intended products and services for its planned divisions, but currently no specific timeframe can be provided. Most if not all of these actions will be predicated on the Company obtaining the necessary financing to accomplish these steps. If financing is not available on terms reasonable to the Company and its shareholders, then the progression steps of this business plan will not occur as planned and may never occur.

We currently have no sources of financing and no commitments for financing. There are no assurances that we will obtain sufficient financing or the necessary resources to enter into contractual agreements with outside developers or sales/marketing firms. We currently do not have any cash or other resources to commence the use of outside contractors or industry service providers. If we do not receive any funding or financing, our business is likely to be maintained with limited operations for at least the next 12 months because our founder, president, and chief executive officer, will continue providing his professional services without current compensation. We do not currently have a formal agreement in place with our founder, president, and chief executive officer covering this period; however, our founder, president, and chief executive officer’s current plan is to do substantially all administrative and planning work as well as basic programming and marketing work on his own without cash compensation while he seeks other sources of funding for the Company.

Other

As a corporate policy, we will not incur any cash obligations that we cannot satisfy with known resources, of which there are currently none except as described in “Liquidity” below and/or elsewhere in this prospectus. We believe that the perception that many people have of a public company make it more likely that they will accept restricted securities from a public company as consideration for indebtedness to them than they would from a private company. We have not performed any studies of this matter. Our conclusion is based on our own observations. However, there can be no assurances that we will be successful in any of those efforts even if we become a public entity. Additionally, the issuance of restricted shares will dilute the percentage of ownership interest of our stockholders.

Liquidity

We will pay all costs relating to this offering estimated at $55,000. This amount will be paid as and when necessary and required or otherwise accrued on the books and records of W270 until we are able to pay the full amount due either from revenues or loans from a related or unrelated third party. Absent sufficient revenues to pay these amounts within six months from the date of this prospectus, we will seek financial assistance from our shareholders or a third party who may agree to loan us the funds to cover the balance of outstanding professional and related fees relating to our prospectus to the extent that such liabilities cannot be extended or satisfied in other ways and our professionals insist upon payment. If and when loaned, the loans will be evidenced by a noninterest-bearing unsecured corporate note to be treated as a loan until repaid, if and when W270 has the financial resources to do so. No formal written arrangement exists with respect to anyone’s commitment to loan funds for this purpose. After our date of inception (June 24, 2011) we entered in a financial arrangement by and between W270 the corporate entity, our founder, president, and chief executive officer, Mr. Fry, and our former legal counsel, Gary B. Wolff, P.C. (filed as Exhibit 10.1) which is binding upon all parties to pay for legal services that were to be performed. As of the January 11, 2012 we terminated that financial arrangement with our formal legal counsel (filed as Exhibit 10.3) for which we settled total legal services performed by the firm of Gary B. Wolff, P.C., to be in the amount of $20,000. As of December 31, 2011 we accrued this amount as an accounts payable due and owing to our formal legal counsel. As of February 5, 2012, we entered into a legal services agreement with our new counsel, Mintz & Fraade P.C.. Our agreement with new legal counsel provides for a fee of $18,750 payable within six months after the close of our offering.

Since acquiring the business plan and client/user lists, most of our resources and work have been devoted to planning our business, implementing systems and controls, and completing our registration statement. When those procedures are done, which we believe will occur over the next few months, we will primarily work on our intended service offerings as well internal development of software for which we have developed our initial framework of and completed some coding of this software. We believe that the work needed to initiate and complete our software development, attract developers, and initiate our marketing plans, including the development of a saleable product suite, will range between $80,000 and $100,000 if outside contractors and experts are used. If we are able to secure funding to outsource these procedures, of which there are no assurances, we can commence the launch of our intended services and software products to the public. If we are only able to use internal resources only (primarily consisting of the services of our founder, president, and chief executive officer), the process will take much longer and our initial launch may be limited to a much smaller target market. If we are unable to raise any funds, the development costs would have to be provided by our founder, president, and chief executive officer to the extent that he is capable and willing to provide such funds. While we have engaged the services of an established software development firm which we use on an as “needed basis” their function and assistance is limited by our availability of financing.  Our goal would be to have software product available, services available, multiple sales channels and a comprehensive corporate website up and running within one year, but there is no way of estimating what the likelihood of achieving that goal would be.

Private capital, if sought, we believe will be sought from former business associates of our founder, president, and chief executive officer or through private investors referred to us by those same business associates. To date, we have not sought any funding source and have not authorized any person or entity to seek out funding on our behalf. If a market for our shares ever develops, of which there can be no assurances, we may use restricted shares of our common stock to compensate employees/consultants and independent contractors wherever possible. We cannot predict the likelihood or source of raising capital or funds that may be needed to complete the development of our business plan and its stages as outlined above.

We have embarked upon an effort to become a public company and, by doing so, have incurred and will continue to incur additional significant expenses for legal, accounting and related services. Once we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses including annual reports and proxy statements, if required. We estimate that these costs will range up to $50,000 per year over the next few years and may be significantly higher if our business volume and transactional activity increases but should be lower during our first year of being public because our overall business volume (and financial transactions) will be lower, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until we exceed $75 million in market capitalization (if ever). These obligations will certainly reduce our ability and resources to expand our business plan and activities. We hope to be able to use our status as a public company to increase our ability to use noncash means of settling outstanding obligations (i.e. issuance of restricted shares of our common stock) and compensate independent contractors who provide professional services to us, although there can be no assurances that we will be successful in any of these efforts. We will also reduce compensation levels paid to management (if we attract or retain outside personnel to perform this function) if there is insufficient cash generated from operations to satisfy these costs.

There are no current plans to seek private investment. We do not have any current plans to raise funds through the sale of securities except as set forth herein. We hope to be able to use our status as a public company to enable us to use non-cash means of settling obligations and compensate persons and/or firms providing services to us, although there can be no assurances that we will be successful in any of those efforts. We believe that the perception that many people have of a public company make it more likely that they will accept restricted securities from a public company as consideration for indebtedness to them than they would from a private company. We have not performed any studies of this matter. Our conclusion is based on our own beliefs and the advice that we have received from various business professionals. Issuing shares of common stock to such persons instead of paying cash to them may increase our chances to establish and expand our business and business opportunities. Having shares of our common stock may also give persons a greater feeling of identity with us which may result in referrals. However, these actions, if successful, will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of W270 because the shares may be issued to parties or entities committed to supporting existing management. W270 may offer shares of its common stock to settle a portion of the professional fees incurred in connection with its registration statement. No negotiations have taken place with any professional and no assurances can be made as to the likelihood that any professional will accept shares in settlement of obligations due them.

As of December 31, 2011, we owed $47,639 in connection with organizational costs, professional services related to this offering, business and framework development costs incurred. We have not entered into any formal agreements, written or oral, with any vendors or other providers for payment of services or expenses except for that disclosed above due and owing to our former legal counsel, and to our as “needed basis” software development firm as further described below. There are no other significant liabilities at December 31, 2011.

As of December 31, 2011, we owed $9,239 in connection with interest-free demand loans from three unrelated parties. The proceeds were used for basic working capital purposes and costs associated with this offering. We owe our former legal counsel $20,000 as settlement for its professional services which we agreed to pay and we owe $15,400 to our “as needed” basis software development firm.

Recently Issued Accounting Pronouncements

In April 2010, new accounting guidance was issued for the milestone method of revenue recognition. Under the new guidance, an entity can recognize revenue from consideration that is contingent upon achievement of a milestone in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. This guidance is effective prospectively for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The Company adopted the provisions of this guidance which does not have a material impact on its financial statements.

In February 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”), which is included in the FASB Accounting Standards Codification (the “ASC”) Topic 855 Subsequent Events. ASU 2010-09 clarifies that an SEC filer is required to evaluate subsequent events through the date that the financial statements are issued. ASU 2010-09 is effective upon the issuance of the final update and did not have a significant impact on the Company’s financial statements.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements.” This update will require (1) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (2) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and require disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the roll-forward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Company does not believe the adoption of this guidance will have a material impact to its financial statements. Management does not believe that other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants or the SEC have a material impact on the Company’s present or future financial statements.

In June 2009, the FASB issued guidance now codified as ASC 105, Generally Accepted Accounting Principles as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP, aside from those issued by the SEC. ASC 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. The adoption of ASC 105 did not have a material impact on the Company’s financial statements, but did eliminate all references to pre-codification standards.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Critical Accounting Policies

The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. There are no critical policies or decisions that rely on judgments that are based on assumptions about matters that are highly uncertain at the time the estimate is made. Note 2 to the financial statements, included elsewhere in this prospectus, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements.

Seasonality

We have not noted a significant seasonal impact in our business (or businesses like ours) although having just commenced operations it is too early to tell.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K, obligations under any guarantee contracts or contingent obligations. We also have no other commitments, other than the costs of being a public company that will increase our operating costs or cash requirements in the future.

BUSINESS

We were incorporated under the laws of the State of Nevada on June 24, 2011, at which time it acquired the business plan and client/customer list from our founder, president, and chief executive officer. As of April 13, 2012, we had one employee, our founder, president, and chief executive officer, Mr. Fry. For the remainder of fiscal year 2012, Mr. Fry will devote at least twenty (20) hours a week to us but may increase the number of hours as necessary.

The Company issued 5,000,000 shares of its common stock to Mr. Fry at inception in exchange for organizational expenses incurred upon incorporation. Following our formation, we issued an additional 1,000,000 shares of our common stock to Mr. Fry, in exchange for a business plan and a client/customer list. See also “Certain Relationships and Related Transactions.”

We are a development stage company and have no financial resources. We have not established or attempted to establish a source of equity or debt financing. Our independent registered public accounting firm has included an explanatory paragraph in their report emphasizing the uncertainty of our ability to remain a going concern. We are at the very earliest of stages in development of our business plan. We have a significant amount of work that needs to be completed and funds that need to be raised in order to compete within this marketplace. To date, we have not developed any product and cannot predict when a product will be internally developed or acquired. We believe that we may have an advantage with our founder, president, and chief executive officer industry relationships and soliciting the help of these relationships in growing our business model.

As of December 31 2011, we had limited assets which consisted of; cash of $2,150, deferred offering costs of $26,283 and intangible assets relating to our client/customer list valued at $1,000, net of amortization expense of $500. In order to fund the development of our business and our working capital needs for the next 12 months, we intend to attempt to secure funding from the sale of common stock, from stockholder or non-related party loans, or from funding provided by strategic joint ventures. Furthermore in order to be able to implement the foregoing plan of operations, we anticipate that we will have to secure financing between $50,000 and $100,000 during the third quarter of calendar year 2012 if we are able to complete our offering during the second quarter of calendar year 2012. If we are not successful in raising additional financing, we will not be able to proceed with our business plan.

Based on the nature of our business, we anticipate incurring operating losses into the foreseeable future. Because we currently do not have any developed software products and our resources are limited, we cannot predict if and when we will generate revenues and whether we will become a viable business. Accordingly, due to our lack of assets, operations and present inability to generate revenues, our auditors have stated in their opinion that there currently exists substantial doubt about our ability to continue as a going concern.

Proposed Business

There is no way of accurately predicting when product development will progress to the point of generating any revenue. The timing of development is a function of having sufficient working capital. There is no way of knowing when or if we will be able to raise the funds necessary. If we do, products could be ready within three to six months following the time when necessary funds have been secured. If we do not raise sufficient financing, revenue producing activities of any kind will most likely not commence for at least 18 months, if ever.

We intend to acquire and/or develop and market software that has the ability to significantly enhance the performance and functionality of Internet services and applications used by medium sized businesses.  In addition, the Company intends to establish relationships with a number of well established companies with the intention to create a reseller or distributor relationship with such companies which have an existing software platform, Internet access connectivity solutions, application integration services and related services from which the Company can resell such services and receive sales commissions and referral fees. These services are separate from the development of our software product, however, complement one another as an information technology integration and software solutions provider.

Our business operations will be comprised of two distinct divisions; a) software products for Internet and/or Intranet applications and b) software integration services. The software products division initially intends to work in conjunction with an established software development firm.  The Company has started the development of an initial design and framework of its proposed portal platform through the efforts of its founder, president, and chief executive officer, as well as through the efforts of a  software development firm with which the Company has been working with on an as “needed basis.”  The portal platform acts as a software platform that simplifies the integration of other third party software into a enterprise’s existing infrastructure, that enables the software to be easily used over the Internet, or in the cloud, and helps improve bandwidth utilization and Internet connectivity performance for all users that are on the respective company’s network. The Company has completed its application specific scope of work and software development framework that details the features, functionality and purpose of the software, as well as technology integration issues and software development initiatives that need to be managed to create a completed software product that offers the capabilities of being used in conjunction with other third party software applications. In addition, initial development coding of the software has commenced based upon the aforementioned scope of work and development framework. Similar to Microsoft’s SharePoint software portal that provides a collaborative environment for sharing and managing files and documents, our portal platform is intended to enable the integration of other third party software applications which enables collaboration capabilities to share, edit, and manage files, documents and application resources within and across any of the enterprise’s applications.

The Company’s software integration business will entail management and oversight for specific small – medium sized business software integration projects. Integration management includes providing research, defining the project scope, setting timelines and milestones, and development oversight. Offering these services also includes performance appraisals, defining enhancements based upon client needs, and tending to issues that may arise. The focus areas of our software integration services will be toward customer resource management (CRM) systems, and event resource planning (ERP) software programs. The Company has, through our founder and CEO, the experience and expertise to evaluate any CRM or ERP package from proprietary to open source solutions. These solutions will be provided with the objective of maximizing a client’s technology investment, enabling communication between a client’s CRM or ERP package and other software applications their respective enterprise runs, as well as to manage technology upgrades and migration issues as new technologies are developed and new software tools and standards are implemented.

To date no saleable product has been developed through these development and programming efforts. The software integration division intends to develop a management team with the appropriate technical skills necessary in technology and other enterprise resource planning (ERP) software. Contract sizes we believe will range from $10,000 to $100,000 initially and may expand beyond this range as we progress. This range is based solely upon the industry observations of our founder, president, and chief executive officer and not based on any formal studies conducted by the Company or that may be available outside of the Company. The Company believes initially integration clients will come primarily from referrals of business associates of our founder, president, and chief executive officer and/or other middleware software providers which our founder, president, and chief executive officer has professional relationships through his employment with a, unrelated business, however, we cannot predict when those referrals will occur, or if at all.

The Company’s growth is intended to come from the application of the following strategies:

•

Focus on Internet and Intranet applications for software technologies acquired or developed through marketing and selling channels.

•

Leverage customer relationships and provide quality customer service.

•

Achieve technological leadership through its developed products and services.

•

Develop and leverage alliances with key business partners.

•

Develop vertical markets revolving around the three I’s; Internet, Intranet and Integration.

The Company's business objective is to be the preferred provider of software integration solutions and related services for small to medium sized business entities throughout the United States. The Company is pursuing the following strategies pertaining to software integration to achieve this objective:

Maintain and Enhance Technical Expertise-The Company will seek to create and maintain its technical expertise by the hiring of and training of the most proficient engineering personnel available. The Company will also create a training program to assist in maintaining its technical proficiency. The Company will focus on corporate culture, employment environment and incentive systems in order to motivate reward and retain employees. Additionally, the Company will evaluate opportunities for strategic acquisitions of complementary professional services organizations, which have a proven record of delivering high quality technical services.

Create a National Presence-The Company will seek to create and enhance a national reputation and aggressively market its services. The Company will also evaluate opportunities to create a network through strategic acquisitions of professional services organizations located in diverse geographic markets.

Quality, Service and Customer Support-The Company's future engineers and technicians will follow documented and standardized methodologies to ensure a consistent approach to similar types of projects, thereby fostering uniform quality and more cost-efficient solutions for clients. The Company will assume responsibility for all aspects of its custom-designed solutions, providing clients with a single point of contact to address any concerns with respect to project implementation, thus allowing clients to avoid managing multiple service providers and product vendors.

Client Base-The Company's future comprehensive range of services will permit interaction with diverse points of contact and decision makers within a client's organization, including the founder, president, and chief executive officer, chief financial officer, chief information officer, divisional or department executives and purchasing managers. The Company will seek to utilize these multiple points of contact in order to expand its relationships with clients to obtain additional internetworking and applications projects, as well as generate recurring revenues by providing services such as network management and telecommunications services.

Alliances with Industry Leaders-The Company expects to create alliances and relationships with industry-participating product vendors, telecommunications carriers and Internet service providers. Our belief is that we will be provided introductions and opportunities to network with industry participants through referrals from business contacts of our founder, president, and chief executive officer. We believe that these business relationships of our founder, president, and chief executive officer will enhance the Company’s credibility and provide leads to new business opportunities. On certain occasions, the Company will also team with large systems integrators and consultants on complex projects for major enterprises. The Company will also pursue alliances and relationships to expand its service offerings and remain current with advances in computing and communications technology.

Multiple Sales Channels-The Company believes that it will create or attract a direct sales force that will focus exclusively on the sale of its services and applications. In addition to developing this direct sales force, the Company intends to utilize outside organizations and their sales staff for the generation of sales leads. The Company believes that it will receive sales leads from product and service vendors as well as large systems integrators and consultants.

Intellectual Property

We have no patents or trademarks.

Government Regulation and Industry Standards

There are an increasing number of laws and regulations in the United States and abroad pertaining to communications and commerce on the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, user privacy, taxation and the quality of products and services. Moreover, the application to the Internet of existing laws governing issues such as intellectual property ownership and infringement, pornography, obscenity, libel, gaming, employment and personal privacy is uncertain and developing. Any such legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet in general, prevent us from delivering our content in different parts of the world and increase our costs of selling products or otherwise operating our business.

Furthermore, legislation regulating online content could limit the growth in use of the Internet generally and decrease the overwhelming acceptance of the Internet as an advertising and e-commerce medium.

Websites typically place identifying data, or cookies, on a user's hard drive without the user's knowledge or consent. We and many other Internet companies will use cookies for a variety of different reasons, including the collection of data derived from the user's Internet activity. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drive.

Some privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. In addition, the European Union and many countries within the EU have adopted privacy directives or laws that strictly regulate the collection and use of information regarding Internet users that is identifiable to particular individuals. Privacy legislation has been proposed in the US as well, and the US Federal Trade Commission has taken action against website operators that do not comply with state privacy policies. These and other governmental efforts may limit our ability to target advertising or collect and use information regarding the use of our websites. Fears relating to a lack of privacy could also result in a reduction in the number of our users and subscribers which could harm our business and financial results.

Employees

As of April 13, 2012, we had one employee, our founder, president, and chief executive officer, Mr. Fry. During calendar year ending December 31, 2012 (dependent on financing and available working capital), Mr. Fry will devote at least twenty (20) hours a week to us and may increase the number of hours as necessary. Mr. Fry is allowed to devote this time to our Company as he is not limited or restricted from being involved with us by his current employer.  Mr. Fry is under no contractual agreement with the Company. However, our founder, president, and chief executive officer’s current plan is to provide all administrative and planning work as well as perform the basic coding for software and initial marketing efforts on his own without any cash compensation while he seeks other sources of funding for the Company and its business plan.

Mr. Fry has been initially compensated through the form of common stock or equity in the Company, and will continue to forego cash payments for his services. It is his belief that these actions are in the best interest of the Company and its prospective investors who may invest in this offering. Beyond Mr. Fry’s services, we have currently been working with an independent software development firm, which has been utilized on an “as needed” basis, and we may in the future use other independent contractors and consultants to assist in many aspects of our business on an “as needed” or per project basis pending adequate financial resources being available or their ability to defer payment for their services.

There is no written employment contract or agreement in place with our founder, president, and chief executive officer.

Property

Our office and mailing address is 4221 Camino Alegre, La Mesa, CA 91941. The space is provided to us by Mr. Fry. Mr. Fry incurs no incremental costs as a result of our using the space. Therefore, he does not charge us for its use. There is no written lease agreement.

Litigation

We are not party to any pending, or to our knowledge, threatened litigation of any type.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our management consists of:

Name	Age	Title
Wesley E. Fry	51	Founder, President, CEO, principal executive officer, treasurer, chairman, principal financial officer and principal accounting officer

Wesley E. Fry – founded the Company in June 2011. Mr. Fry, through his wholly-owned corporation W270, SA, a Costa Rican corporation, over the past 12 years has provided services as an information technology consultant for several companies, including Home Depot, PetSmart, and Costco-Price Club. Mr. Fry also has been a subcontractor for the US Navy and, since 2008, serves as Network Operation Shift Manager and Lead for Jacobs Technology, Inc. a Department of Defense (DOD) contractor at the North Island Naval Air Station, San Diego. Mr. Fry has functioned in this capacity from 2008 through the present time. Mr. Fry previously served as Network Administrator for Candoit Solutions, Inc. a leading DOD contractor at the Naval Amphibious Base – Coronado, with which he served during 2006 and 2007. Mr. Fry received his Associates Degree from Grossmont College in San Diego with a concentration in Information Systems. Mr. Fry has attended and passed two industry specific certifications programs, Cisco Networks Engineer and Microsoft Systems Engineer certifications, respectively. Mr. Fry has a senior level security clearance with the DOD.

Possible Potential Conflicts

The OTCBB on which we plan to have our shares of common stock quoted does not currently have any director independence requirements.

No member of management will be required by us to work on a full time basis. Accordingly, certain conflicts of interest may arise between us and our officer(s) and director(s) in that they may have other business interests in the future to which they devote their attention, and they may be expected to continue to do so although management time must also be devoted to our business. As a result, conflicts of interest may arise that can be resolved only through their exercise of such judgment as is consistent with each officer's understanding of his/her fiduciary duties to us.

Currently we have only one officer and one director (both of whom are the same person), and will seek to add additional officer(s) and/or director(s) as and when the proper personnel are located and terms of employment are mutually negotiated and agreed, and we have sufficient capital resources and cash flow to make such offers.

In an effort to resolve potential conflicts of interest, we have entered into a written agreement with Mr. Fry specifying that any business opportunities that he may become aware of independently or directly through his association with us (as opposed to disclosure to his of such business opportunities by management or consultants associated with other entities) would be presented by his solely to us.

We cannot provide assurances that our efforts to eliminate the potential impact of conflicts of interest will be effective.

Code of Business Conduct and Ethics

In June 2011 we adopted a Code of Ethics and Business Conduct which is applicable to our future employees and which also includes a Code of Ethics for our founder, president, chief executive officer, and principal financial officers and any persons performing similar functions. A code of ethics is a written standard designed to deter wrongdoing and to promote:

•

honest and ethical conduct,

•

full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,

•

compliance with applicable laws, rules and regulations,

•

the prompt reporting violation of the code, and

•

accountability for adherence to the code.

A copy of our Code of Business Conduct and Ethics has been filed with the Securities and Exchange Commission as Exhibit 14.1 to our Registration Statement of which this prospectus is a part.

Board of Directors

All directors will hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. Our current directors’ term of office expires on June 30, 2012. All officers are appointed annually by the board of directors subject to existing employment agreements (of which there are currently none) and will serve at the discretion of the board. Currently, directors receive no compensation for their role as directors but may receive compensation for their role as officers.

As long as we have no additional directors besides our founder, president, chief executive officer, and Chairman, all votes on issues are resolved in favor of the Chairman’s vote.

Involvement in Certain Legal Proceedings

Except as described below, during the past ten years, no present director, executive officer or person nominated to become a director or an executive officer of W270:

a.

had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

b.

was convicted in a criminal proceeding or subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

c.

was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining his from or otherwise limiting his involvement in any of the following activities:

d.

acting as a futures commission merchant, introducing broker, commodity trading advisor commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

e.

engaging in any type of business practice; or

f.

engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws; or

g.

was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of an federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3) (i), above, or to be associated with persons engaged in any such activity; or

h.

was found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and for which the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, the W270 board of directors will establish an audit committee and a compensation committee. We believe that we will need a minimum of five directors to have effective committee systems. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage any stock option plan we may establish and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees. See “Executive Compensation” hereinafter.

All directors will be reimbursed by W270 for any expenses incurred in attending directors' meetings provided that W270 has the resources to pay these fees. W270 will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

Summary Executive Compensation Table

The following table shows, for the period from June 24, 2011 (inception) to June 30, 2011, compensation awarded to or paid to, or earned by, our Chief Executive Officer (the “Named Executive Officer”).

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
[1] Wesley E. Fry CEO, CFO and Director	2011	-	-	-	-	-	-	5,000	5,000

There is no formal employment arrangement with Mr. Fry at this time. Mr. Fry’s compensation has not been fixed or based on any percentage calculations. He will make all decisions determining the amount and timing of his compensation and, for the immediate future, has elected not to receive any compensation which permits us to meet our financial obligations. Mr. Fry’s compensation amount may be formalized if and when the Company completes this offering and obtains any future financing beyond the offering and his annual compensation would exceed $90,000.

1Mr. Fry received 5,000,000 shares of common stock of the Company for organizational services which was valued at $5,000. The Company does not intend on issuing any additional shares to Mr. Fry for organizational services or for his activities as an officer or director for the foreseeable future.

Grants of Plan-Based Awards Table

None of our named executive officers received any grants of stock, option awards or other plan-based awards during the period ended December 31, 2011. The Company has no activity with respect to these awards.

Options Exercised and Stock Vested Table

None of our named executive officers exercised any stock options, and no restricted stock units, if any, held by our named executive officers vested during the period ended June 30, 2011. The Company has no activity with respect to these awards.

Outstanding Equity Awards at Fiscal Year-End Table

None of our named executive officers had any outstanding stock or option awards as of December 31, 2011 that would be compensatory to the officer. The Company has not issued any awards to its named executive officers. The Company and its Board of Directors may grant awards as it sees fit to its employees as well as key consultants.

PRINCIPAL SHAREHOLDERS

As of December 31, 2011 we had 6,000,000 shares of common stock outstanding which are held by one shareholder. The chart below sets forth the ownership, or claimed ownership, of certain individuals and entities. This chart discloses those persons known by the board of directors to have, or claim to have, beneficial ownership of more than 5% of the outstanding shares of our common stock as of December 31, 2011; of all directors and executive officers of W270; and of our directors and officers as a group.

Title Of Class	Name, Title and Address of Beneficial Owner of Shares(a)	Amount of Beneficial Ownership(b)	Percent of Class
			Before Offering	After Offering(d)
Common	Wesley E. Fry (c)	6,000,000	100.00%	75.00%

	All Directors and Officers as a group (1 person)	6,000,000	100.00%	75.00%

(a) The address for purposes of this table is the Company’s address which is 4221 Camino Alegre, La Mesa, California 91941.

(b) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of the common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.

(c) Mr. Fry received 1,000,000 shares for selling the business plan and customer/user list to the Company on June 30, 2011.

(d) Assumes the sale of the maximum amount of this offering (2,000,000 shares of common stock). The aggregate amount of shares to be issued and outstanding after the offering would be 8,000,000 based upon such assumption.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The only promoters of W270 would be Mr. Fry, founder, president, and chief executive officer, and principal financial officer and up until January 11, 2012 Gary B. Wolff, P.C., the Company’s former securities counsel by virtue of the fact that Mr. Wolff’s firm was effectively financing this offering as a result of their fee arrangement set forth in Exhibit 10.1 to the registration statement of which this prospectus is a part. The Company on January 11, 2012 terminated its representation and fee arrangement with Gary B. Wolff, P.C., a copy of which is attached as Exhibit 10.3 to the registration statement of which this prospectus is a part. The Company retained the services of Mintz & Fraade P.C. as new legal counsel. On February 5, 2012 we entered into a legal services agreement with our new legal counsel. Our agreement with new legal counsel provides for a fee of $18,750 payable within six months after the closing of this offering.

Our office and mailing address is 4221 Camino Alegre, La Mesa, CA 91941. The space is provided to us by Mr. Fry. Mr. Fry incurs no incremental costs as a result of our using the space. Therefore, he does not charge us for its use. There is no written lease agreement.

The Company issued 5,000,000 shares of its common stock to its founder, president, and chief executive officer, Mr. Fry, and chief financial officer in exchange for organizational services incurred upon incorporation in June 2011. These services were valued at $5,000.

Mr. Fry developed our business plan and foundation. Mr. Fry received 1,000,000 shares of our common stock for selling a business plan and client/customer list to us. The value of the business plan and client/customer list we purchased was $1,000 which approximates the cost incurred by Mr. Fry.

W270 entered into an agreement with our former legal counsel in order to seek assistance in lending funds to us if necessary (Exhibit 10.1) to cover our legal expenses associated with this offering. Upon termination of our legal representation agreement with our former legal counsel we sought to determine the amount owed for services to date. The amount of $20,000 was agreed to in settlement owing under this agreement as of January 11, 2012. A summary of Exhibits 10.1 and 10.3 may be found in the “Management’s Discussion and Analysis or Plan of Operation” section of this prospectus. Both Exhibits 10.1 and 10.3 are filed as part of our registration statement of which this prospectus is a part. We terminated our agreement with Gary B. Wolff, P.C. our former legal counsel as of January 11, 2012 as disclosed in Exhibit 10.3. As of February 5, 2012 we entered into a legal services agreement with new legal counsel. Our agreement with new legal counsel provides for a fee of $18,750 payable within six months after the closing of this offering.

DESCRIPTION OF CAPITAL STOCK

Introduction

We were incorporated under the laws of the State of Nevada on June 24, 2011. W270 is authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or were outstanding as of December 31, 2011. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•

the number of shares and the designation of the series;

•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

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whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

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whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our Company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock. There are 6,000,000 shares of our common stock issued and outstanding at December 31, 2011 that is held by one shareholder. The holders of our common stock:

•

have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•

are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•

do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•

are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders

See also Plan of Distribution regarding negative implications of being classified as a “Penny Stock.”

Authorized but Un-issued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock (and/or preferred stock) may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Shareholder Matters

As an issuer of "penny stock" the protection provided by the federal securities laws relating to forward looking statements does not apply to us if our shares are considered to be penny stocks which they currently are and probably will be for the foreseeable future. Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us, including this prospectus, contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

As a Nevada corporation, we are subject to the Nevada Revised Statutes ("NRS" or "Nevada law"). Certain provisions of Nevada law described below create rights that might be deemed material to our shareholders. Other provisions might delay or make more difficult acquisitions of our stock or changes in our control or might also have the effect of preventing changes in our management or might make it more difficult to accomplish transactions that some of our shareholders may believe to be in their best interests.

Directors' Duties. Section 78.138 of the Nevada law allows our directors and officers, in exercising their powers to further our interests, to consider the interests of our employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation, the interests of the community and of society and our long-term and short-term interests and shareholders, including the possibility that these interests may be best served by our continued independence. Our directors may resist a change or potential change in control if they, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in our best interest. Our board of directors may consider these interests or have reasonable grounds to believe that, within a reasonable time, any debt which might be created as a result of the change in control would cause our assets to be less than our liabilities, render us insolvent, or cause us to file for bankruptcy protection

Dissenters' Rights. Among the rights granted under Nevada law which might be considered material is the right for shareholders to dissent from certain corporate actions and obtain payment for their shares (see Nevada Revised Statutes ("NRS") 92A.380-390). This right is subject to exceptions, summarized below, and arises in the event of mergers or plans of exchange. This right normally applies if shareholder approval of the corporate action is required either by Nevada law or by the terms of the articles of incorporation.

A shareholder does not have the right to dissent with respect to any plan of merger or exchange, if the shares held by the shareholder are part of a class of shares which are:

•

listed on a national securities exchange,

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included in the national market system by the Financial Industry Regulatory Authority (“FINRA”), or

•

held of record by not less than 2,000 holders.

This exception notwithstanding, a shareholder will still have a right of dissent if it is provided for in the articles of incorporation or if the shareholders are required under the plan of merger or exchange to accept anything but cash or owner's interests, or a combination of the two, in the surviving or acquiring entity, or in any other entity falling in any of the three categories described above in this paragraph.

Inspection Rights. Nevada law also specifies that shareholders are to have the right to inspect company records (see NRS 78.105). This right extends to any person who has been a shareholder of record for at least six months immediately preceding his demand. It also extends to any person holding, or authorized in writing by the holders of, at least 5% of outstanding shares. Shareholders having this right are to be granted inspection rights upon five days' written notice. The records covered by this right include official copies of:

i.

the articles of incorporation, and all amendments thereto,

ii.

bylaws and all amendments thereto; and

iii.

a stock ledger or a duplicate stock ledger, revised annually, containing the names, alphabetically arranged, of all persons who are stockholders of the corporation, showing their places of residence, if known, and the number of shares held by them, respectively.

In lieu of the stock ledger or duplicate stock ledger, Nevada law provides that the corporation may keep a statement setting out the name of the custodian of the stock ledger or duplicate stock ledger, and the present and complete post office address, including street and number, if any, where the stock ledger or duplicate stock ledger specified in this section is kept.

Control Share Acquisitions. Sections 78.378 to 78.3793 of Nevada law contain provisions that may prevent any person acquiring a controlling interest in a Nevada-registered company from exercising voting rights. To the extent that these rights support the voting power of minority shareholders, these rights may also be deemed material. These provisions will be applicable to us as soon as we have 200 shareholders of record with at least 100 of these having addresses in Nevada as reflected on our stock ledger. While we do not yet have the required number of shareholders in Nevada or elsewhere, it is possible that at some future point we will reach these numbers and, accordingly, these provisions will become applicable. We do not intend to notify shareholders when we have reached the number of shareholders specified under these provisions of Nevada law. Shareholders can learn this information pursuant to the inspection rights described above and can see the approximate number of our shareholders by checking under Item 5 of our annual reports on Form 10-K. This form is filed with the Securities and Exchange Commission within 90 days after the close of each fiscal year hereafter. You can view these and our other filings at www.sec.gov in the "EDGAR" database.

Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in company shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested shareholders at a special shareholders' meeting held upon the request and at the expense of the acquiring person. If the acquiring person's shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and we must comply with the demand. An "acquiring person" means any person who, individually or acting with others, acquires or offers to acquire, directly or indirectly, a controlling interest in our shares. "Controlling interest" means the ownership of our outstanding voting shares sufficient to enable the acquiring person, individually or acting with others, directly or indirectly, to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting power of our shares in the election of our directors. Voting rights must be given by a majority of our disinterested shareholders as each threshold is reached or exceeded. "Control shares" means the company's outstanding voting shares that an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person.

These Nevada statutes do not apply if a company's articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that these provisions do not apply.

According to NRS 78.378, the provisions referred to above will not restrict our directors from taking action to protect the interests of our Company and its shareholders, including without limitation, adopting or executing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power. Likewise, these provisions do not prevent directors or shareholders from including stricter requirements in our articles of incorporation or bylaws relating to the acquisition of a controlling interest in the Company.

Our articles of incorporation and bylaws do not exclude us from the restrictions imposed by NRS 78.378 to 78.3793, nor do they impose any more stringent requirements.

Certain Business Combinations. Sections 78.411 to 78.444 of the Nevada law may restrict our ability to engage in a wide variety of transactions with an "interested shareholder." As was discussed above in connection with NRS 78.378 to 78.3793, these provisions could be considered material to our shareholders, particularly to minority shareholders. They might also have the effect of delaying or making more difficult acquisitions of our stock or changes in our control. These sections of NRS are applicable to any Nevada company with 200 or more stockholders of record and that has a class of securities registered under Section 12 of the 1934 Securities Exchange Act, unless the company's articles of incorporation provide otherwise. By this registration statement, we are not registering our common stock under Section 12(g) of the Exchange Act. Accordingly, upon the effectiveness of this registration statement on Form S-1 we not will be subject to these statutes.

These provisions of Nevada law prohibit us from engaging in any "combination" with an interested stockholder for three years after the interested stockholder acquired the shares that cause him/her to become an interested shareholder, unless he had prior approval of our board of directors. The term "combination" is described in NRS 78.416 and includes, among other things, mergers, sales or purchases of assets, and issuances or reclassifications of securities. If the combination did not have prior approval, the interested shareholder may proceed after the three-year period only if the shareholder receives approval from a majority of our disinterested shares or the offer meets the requirements for fairness that are specified in NRS 78.441-42. For the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more shareholders. An "interested stockholder" is defined in NSR 78.423 as someone who is either:

▪

the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding voting shares; or

▪

our affiliate or associate and who within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our outstanding shares at that time.

Amendments to Bylaws - Our articles of incorporation provide that the power to adopt, alter, amend, or repeal our bylaws is vested exclusively with the board of directors. In exercising this discretion, our board of directors could conceivably alter our bylaws in ways that would affect the rights of our shareholders and the ability of any shareholder or group to effect a change in our control; however, the board would not have the right to do so in a way that would violate law or the applicable terms of our articles of incorporation.

Transfer Agent

The Transfer Agent for our common stock is Action Stock Transfer Company, 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121. Its telephone number is 801-274-1088.

PLAN OF DISTRIBUTION

There is no public market for our common stock. Our common stock is currently held by one shareholder. Therefore, the current and potential market for our common stock is limited and the liquidity of our shares may be severely limited. A market maker has agreed to file an application with FINRA so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part and the subsequent closing of this offering. There can be no assurance as to whether such market maker’s application will be accepted by FINRA nor can we estimate the time period that will be required for the application process. In the absence of quotation or listing, no market is available for investors in our common stock to sell their shares. We cannot provide any assurance that a meaningful trading market will ever develop or that our common stock will ever be quoted or listed for trading.

If the shares of our common stock ever become tradable, the trading price of our common stock could be subject to wide fluctuations in response to various events or factors, many of which are beyond our control. As a result, investors may be unable to sell their shares at or greater than the price at which they are being offered.

This offering will be conducted on a best-efforts basis utilizing the efforts of Mr. Fry, founder, president, and chief executive officer of the Company. Potential investors include, but are not limited to, family, friends and acquaintances of Mr. Fry. The intended methods of communication include, without limitation, telephone calls and personal contact. In his endeavors to sell this offering, Mr. Fry will not use any mass advertising methods such as the internet or print media.

Funds received in connection with the sale of our securities will be transmitted immediately into an escrow account. There can be no assurance that all, or any, of the shares will be sold.

Mr. Fry will not receive commissions for any sales originated on our behalf. We believe that Mr. Fry is exempt from registration as a broker under the provisions of Rule 3a4-1 promulgated under the Exchange Act. In particular, Mr. Fry:

1.

Is not subject to a statutory disqualification, as that term is defined in Section 3(a)39 of the Act, at the time of his participation;

a.

Is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

b.

Is not an associated person of a broker or dealer; and

c.

Meets the conditions of the following:

i.

Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities;

ii.

Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and

iii.

Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs within this section, except that for securities issued pursuant to Rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within a Rule 415 registration

No officers or directors of the Company may purchase any securities in this offering.

There can be no assurance that all, or any, of the shares will be sold. As of this date, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent. However, if we were to enter into such arrangements, we will file a post-effective amendment to disclose those arrangements because any broker/dealer participating in the offering would be acting as an underwriter and would have to be so named herein. In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of this date, we have not identified the specific states where the offering will be sold.

The proceeds from the sale of the shares in this offering will be payable to Mintz & Fraade P.C. – Attorney Escrow Account (“Escrow Account"), and will be deposited in a noninterest-bearing bank account until the subscription agreements are accepted by the Company. Failure to do so will result in checks being returned to the investor who submitted the check. No interest will be paid to any shareholder or the Company. All subscription agreements and checks are irrevocable (except as to any states that require a statutory cooling-off period or rescission right). All subscription funds will be held in the Escrow Account pending acceptance of the subscription by W270, and funds will be released to W270 as received and cleared in the Escrow Account, until the maximum offering has been subscribed. Thereafter, the escrow agreement shall terminate.

Investors can purchase common stock in this offering by completing a Subscription Agreement, a copy of which is filed as Exhibit 99.1a to the registration statement of which this prospectus is a part, and sending it together with payment in full. All payments must be made in U.S. currency either by personal check, bank draft, or cashier check. There is no minimum subscription requirement. All subscription agreements and checks are irrevocable (except as to any states that require a statutory cooling-off period or rescission right). The Company expressly reserves the right to either accept or reject any subscription. Any subscription rejected will be returned to the subscriber within five business days of the rejection date. Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber. Once we accept a subscription, the subscriber cannot withdraw it.

Any purchasers of our securities should be aware that any market that develops in our common stock will be subject to “penny stock” restrictions.

We will pay all expenses incident to the registration, offering and sale of the shares other than commissions or discounts of underwriters, broker-dealers or agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Any purchasers of our securities should be aware that any market that develops in our stock will be subject to the penny stock restrictions.

The trading of our securities, if any, will be in the over-the-counter markets which are commonly referred to as the OTCBB as maintained by FINRA (once and if and when quoting thereon has occurred). As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.

OTCBB Considerations

OTCBB securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTCBB securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTCBB stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We are not permitted to file such application on our own behalf. A market maker has agreed to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the OTCBB maintained by FINRA commencing upon the effectiveness of our registration statement of which this prospectus is a part. There can be no assurance that the market maker’s application will be accepted by FINRA, nor can we estimate as to the time period that the application will require.

The OTCBB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCBB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCBB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTCBB has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company assuming all FINRA questions relating to its Rule 211 process are answered accurately and satisfactorily. The only requirement for ongoing inclusion in the OTCBB is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate that quotation on the OTCBB will increase liquidity for our stock, investors may have difficulty in getting orders filled because trading activity on the OTCBB in general is not conducted as efficiently and effectively as with NASDAQ-listed securities. As a result, investors’ orders may be filled at a price much different than expected when an order is placed.

Investors must contact a broker-dealer to trade OTCBB securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

OTCBB transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the OTCBB, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

If we become able to have our shares of common stock quoted on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the DTC to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today (especially the OTCBB), means that shares of a company will not be traded (technically the shares can be traded manually between accounts, but this takes days and is not a realistic option for companies relying on broker dealers for stock transactions - like all the companies on the OTCBB). What this boils down to is that while DTC-eligibility is not a requirement to trade on the OTCBB, it is a necessity to process trades on the OTCBB if a company’s stock is going to trade with any volume. There are no assurances that our shares will ever become DTC-eligible or, if they do, how long it will take.

Because OTCBB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Section 15(g) of the Exchange Act

Our shares will be covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 excluding revenue or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules (but is not applicable to us).

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

 Rule 3a51-1 of the Exchange Act establishes the definition of a "penny stock," for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•

the basis on which the broker or dealer made the suitability determination, and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the Company remains subject to the penny stock rules for any significant period, which is likely, it could have an adverse effect on the market, if any, for the Company’s securities. If the Company’s securities are subject to the penny stock rules, investors will find it difficult to dispose of the Company’s securities.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

We will consider applying for listing in Mergent, Inc., a leading provider of business and financial information on publicly listed companies, which, once published, will provide W270 with “manual” exemptions in approximately 33 states as indicated in CCH Blue Sky Law Desk Reference at Section 6301 entitled “Standard Manuals Exemptions.” However, we may not be accepted for listing in Mergent or similar services designed to obtain manual exemptions if we are considered to be a ”shell company” at the time of application.

Thirty-three states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Mergent, Inc. or Standard and Poor's Corporate Manual, secondary trading of our common stock can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after our registration statement is declared effective. Once we secure this listing (assuming that being a development stage and shell company is not a bar to such listing), secondary trading can occur in these states without further action.

Upon effectiveness of this Prospectus, the Company intends to consider (but may not) becoming a “reporting issuer” under Section 12(g) of the Exchange Act, as amended, by way of filing a Form 8-A with the SEC. A Form 8-A is a “short form” of registration whereby information about the Company will be incorporated by reference to the Registration Statement on Form S-1, of which this prospectus is a part. Upon filing of the Form 8-A, if done, the Company’s shares of common stock will become “covered securities,” or “federally covered securities” as described in some states’ laws, which means that unless you are an “underwriter” or “dealer,” you will have a “secondary trading” exemption under the laws of most states (and the District of Columbia, Guam, the Virgin Islands and Puerto Rico) to resell the shares of common stock you purchase in this offering. However, four states do impose filing requirements on the Company: Michigan, New Hampshire, Texas and Vermont. The Company may, at its own cost, make the required notice filings in Michigan, New Hampshire, Texas and Vermont immediately after filing its Form 8-A with the SEC.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

Limitations Imposed by Regulation M

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Mintz & Fraade P.C., 488 Madison Avenue, Suite 1100, New York, New York 10022.

EXPERTS

The financial statements of W270 as of June 30, 2011 and for the period June 24, 2011 (inception) to June 30, 2011 included in this prospectus have been audited by independent registered public accountants and have been so included in reliance upon the report of PLS CPA, a professional corporation given on the authority of such firm as experts in accounting and auditing.

UNAUDITED INTERIM FINANCIAL STATEMENTS

The information for the interim period ended December 31, 2011 is unaudited; however, it includes all adjustments considered necessary by management for a fair presentation of our financial condition and results of operations.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to our registration statement.

As of the effective date of our registration statement of which this prospectus is a part, we will become subject to certain informational requirements of the Exchange Act, as amended and we will be required to file periodic reports (i.e., annual, quarterly and material events) with the SEC which will be immediately available to the public for inspection and copying. In the event during the year that our registration statement becomes effective, these reporting obligations may be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8-A (of which we have no current plans to file). If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file such periodic reports with the SEC and access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we may be required to deliver periodic reports to security holders as proscribed by the Exchange Act, as amended. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act until we have both 500 or more security holders and greater than $10 million in assets. This means that access to information regarding our business and operations will be limited.

You may read and copy any document we file at the SEC's public reference room at 100 F Street, N. E., Washington, D.C. 20549. You should call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings will also be available to the public at the SEC's web site at "http:/www.sec.gov."

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

W270, Inc.

4221 Camino Alegre

La Mesa, CA 91941

(619) 253-2129

W270, INC.

(a Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

Contents

Page(s)

Report of Independent Registered Public Accounting Firm

F-2

Balance Sheet at June 30, 2011

F-3

Statement of Operations for the Period June 24, 2011 (inception) to June 30, 2011

F-4

Statement of Stockholders’ Equity for the Period June 24, 2011 (inception)

to June 30, 2011

F-5

Statement of Cash Flows for the Period June 24, 2011 (inception) to June 30, 2011

F-6

Notes to the Financial Statements

F-7

Unaudited Interim Financial Statements for the Period Ended December 31, 2011

F-10

PLS CPA, A PROFESSIONAL CORP.

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

W270, Inc.

We have audited the accompanying balance sheet of W270, Inc. (A Development Stage “Company”) as of June 30, 2011 and the related statements of operations, changes in shareholders’ equity and cash flows for the period from June 24, 2011 (inception) to June 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of W270, Inc. as of June 30, 2011, and the result of its operations and its cash flows for the period from June 24, 2011 (inception) to June 30, 2011 in conformity with U.S. generally accepted accounting principles.

The financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s losses from operations raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/PLS CPA

PLS CPA, A Professional Corp.

August 18, 2011

San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board

W270, INC.

(a Development Stage Company)

Balance Sheet

June 30, 2011

ASSETS

CURRENT ASSETS:
Cash	$-

OTHER ASSETS:
Intangible asset – Client/Customer lists	1,000
TOTAL ASSETS	$1,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accrued expenses	$615
TOTAL LIABILITIES	615

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued or outstanding	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 6,000,000 shares issued and outstanding	6,000
Deferred offering costs	-
Deficit accumulated during development stage	(5,615)
TOTAL STOCKHOLDERS’ EQUITY	385

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,000

See notes to the financial statements.

W270, INC.

(a Development Stage Company)

Statement of Operations

For the Period June 24, 2011 (inception) through June 30, 2011

Revenue	$-

Expenses:
Organization expenses	5,615

Loss before provision for income taxes	5,615

Provision for income tax	-

Net loss	$(5,615)

Basic and diluted loss per share	$(0.00)

Weighted average common shares outstanding - basic and diluted	5,142,857

See notes to the financial statements.

W270, INC.

(a Development Stage Company)

Statement of Stockholders’ Equity

	Common Stock	Common Stock Amount	Additional Paid-in-capital	Deferred Offering Costs	Retained Deficit	Total
Balance - June 24, 2011 (date of inception) Shares issued for organizational costs	5,000,000	5,000	$-	$-	$-	$5,000
Shares issued for business plan and client/customer list on June 30, 2011	1,000,000	1,000	-	-	-	1,000
Net loss	-	-	-	-	(5,615)	(5,615)
Balance - June 30, 2011	6,000,000	6,000	$-	$-	$(5,615)	$385

See notes to the financial statements.

W270, INC.

(a Development Stage Company)

Statement of Cash Flows

For the Period June 24, 2011 (inception) through June 30, 2011

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(5,615)
Accrued expenses, increase in	615
Shares issued for organizational expense	5,000
Net Cash Provided by Operating Activities	-
CASH FLOW FROM FINANCING ACTIVITIES	-
CASH FLOW FROM INVESTING ACTIVITIES	-
CHANGE IN CASH	-
CASH AT BEGINNING OF PERIOD	-
CASH AT END OF PERIOD	$-

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for:
Interest	$-
Income taxes	$-
Non-cash investing and financing activities:
Stock issuance for business plan and client/customer list	$1,000

See notes to the financial statements.

W270, INC.

(a Development Stage Company)

Notes to the Financial Statements

June 30, 2011

NOTE 1 – ORGANIZATION

W270, Inc. (the Company) was incorporated under the laws of the State of Nevada on June 24, 2011. The Company issued 5,000,000 shares of its common stock to its founder, president, and chief executive officer at inception in exchange for organizational costs incurred upon incorporation. Following its formation, the Company issued 1,000,000 shares of its common stock to our founder, president, and chief executive officer as consideration for the purchase of a business plan along with client/customer list. Our founder, president, and chief executive officer paid approximately $1,000 for the business plan and the client/customer list which was acquired by Mr. Fry over time. The acquisition was valued at $1,000.

The Company has not generated revenues from its planned principal operations and is considered a development stage company as that term is defined by Financial Accounting Standard Board ("FASB") Accounting Standards Codification ("ASC") 915, Development Stage Entities.

The Company will acquire and/or develop and market software and services that will significantly enhance the performance and functionality of the Internet services used by small to medium sized businesses. The Company’s products and services will use proprietary technology that will enable users to work collaboratively to obtain substantial improvements in performance, reliability and usability.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of Accounting

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a June 30, fiscal year-end.

b. Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

c. Stock-based Compensation

The Company follows ASC 718-10, Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock options.

d. Use of Estimates and Assumptions

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. The Company has adopted the provisions of ASC 260.

e. Earnings (Loss) per Share

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. Diluted earnings (loss) per share are the same as basic earnings (loss) per share due to the lack of dilutive items in the Company.

f. Income Taxes

Income taxes are provided in accordance with ASC 740, Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

No provision was made for Federal or state income taxes.

g. Advertising

Advertising will be expensed in the period in which it is incurred. There have been no advertising expenses for the reporting period presented.

h. Related Software Costs

Certain direct purchase and related development costs associated with software are capitalized and include external direct costs for services and payroll costs. These costs include employees devoting time to the software projects principally related to software coding, designing system interfaces and installation and testing of the software. These costs are recorded as property and equipment and will be amortized over a period of three to five years beginning when the asset is substantially ready for use. Costs during the project stage, as well as maintenance and training costs are expensed as incurred.

i. Intangible Assets

Intangible assets with finite lives are amortized over their estimated useful life. The Company monitors conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization period. The Company tests its intangible assets with finite lives for potential impairment whenever management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset's useful life and the impact of an event or circumstance on either an asset's useful life or carrying value involve significant judgment.

j. Recently Issued Accounting Pronouncements

In April 2010, new accounting guidance was issued for the milestone method of revenue recognition. Under the new guidance, an entity can recognize revenue from consideration that is contingent upon achievement of a milestone in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. This guidance is effective prospectively for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The Company adopted the provisions of this guidance which does not have a material impact on its financial statements.

In February 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements (“ASU 2010-09”), which is included in the FASB Accounting Standards Codification (the “ASC”) Topic 855 Subsequent Events. ASU 2010-09 clarifies that an SEC filer is required to evaluate subsequent events through the date that the financial statements are issued. ASU 2010-09 is effective upon the issuance of the final update and did not have a significant impact on the Company’s financial statements.

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements.” This update will require (1) an entity to disclose separately the amounts of significant transfers in and out of Levels 1 and 2 fair value measurements and to describe the reasons for the transfers; and (2) information about purchases, sales, issuances and settlements to be presented separately (i.e. present the activity on a gross basis rather than net) in the reconciliation for fair value measurements using significant unobservable inputs (Level 3 inputs). This guidance clarifies existing disclosure requirements for the level of disaggregation used for classes of assets and liabilities measured at fair value and require disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements using Level 2 and Level 3 inputs. The new disclosures and clarifications of existing disclosure are effective for fiscal years beginning after December 15, 2009, except for the disclosure requirements for related to the purchases, sales, issuances and settlements in the roll-forward activity of Level 3 fair value measurements. Those disclosure requirements are effective for fiscal years ending after December 31, 2010. The Company does not believe the adoption of this guidance will have a material impact to its financial statements. Management does not believe that other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants or the SEC have a material impact on the Company’s present or future financial statements.

In June 2009, the FASB issued guidance now codified as ASC 105, Generally Accepted Accounting Principles as the single source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP, aside from those issued by the SEC. ASC 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. The adoption of ASC 105 did not have a material impact on the Company’s financial statements, but did eliminate all references to pre-codification standards.

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company had negative working capital of $615 and a deficit accumulated during the development stage of $5,615 at June 30, 2011. As of June 30, 2011, the Company had not generated any revenue and had no committed sources of capital or financing.

While the Company is attempting to generate revenues from services or software products, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management believes that the actions presently being taken to further implement its business plan and generate additional products and revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to realize revenues and in its ability to raise additional funds, there can be no assurances to that effect. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – SHARE CAPITAL

The Company is authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. The Company issued 5,000,000 shares of its common stock to its founder, president, and chief executive officer for organization costs/services. These services were valued at $5,000. Following its formation, the Company issued 1,000,000 shares of our common stock to our founder, president, and chief executive officer, as consideration for the purchase of a business plan along with a client/customer list. This individual paid approximately $1,000 in producing that business plan and the client/customer list were acquired over time. The acquisition of the business plan and client/customer list was valued at $1,000.

At June 30, 2011, there are 6,000,000 shares of common stock issued and outstanding.

NOTE 5 – COMMITMENTS

The Company is obligated to certain professionals for costs related to its direct public offering. The Company in its capacity is solely obligated for these fees.

NOTE 6 – INCOME TAXES

As of June 30, 2011, the Company had net operating loss carry forwards of $5,615 that may be available to reduce future years’ taxable income through 2031.

As of June 30, 2011

Deferred tax assets:
Net operating tax carryforwards	$2,190
Other	-
Gross deferred tax assets	2,190
Valuation allowance	(2,190)

Net deferred tax assets	$-

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 7 - SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events occurring after June 30, 2011 through August 18, 2011, the date of available issuance of these audited financial statements. During this period, the Company did not have any material recognizable subsequent events that required disclosure in these financial statements.

W270, INC.

(a Development Stage Company)

Balance Sheets

	December 31, 2011 (unaudited)	June 30, 2011 (audited)
ASSETS

CURRENT ASSETS:
Cash	$2,150	$-
Total Current assets	2,150	-

OTHER ASSETS:
Deferred offering costs	26,283	-
Intangible asset – Client/Customer list, net	500	1,000
Total Other Assets	26,783	1,000

TOTAL ASSETS	$28,933	$1,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accrued expenses	$38,400	$615
Loans – unrelated parties	9,239	-
TOTAL LIABILITIES	47,639	615

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 6,000,000 shares issued and outstanding	6,000	6,000
Additional paid in capital	-	-
Deficit accumulated during development stage	(24,706)	(5,615)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(18,706)	385

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$28,933	$1,000

See notes to the financial statements.

W270, INC.

(a Development Stage Company)

Statements of Operations

 (unaudited)

	For the three months ended December 31, 2011	For the six months ended December 31, 2011	For the period June 24, 2011 (inception) through December 31, 2011

Revenue	$-	$-	$-

Expenses:
Consulting and other expense	9,256	18,591	18,591
Amortization expense	250	500	500
Organization expenses	-	-	5,615
Loss before provision for income tax	9,506	19,091	24,706

Provision for income tax	-	-	-

Net loss	$(9,506)	$(19,091)	$(24,706)

Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average common shares outstanding - basic and diluted	6,000,000	6,000,000

See notes to the financial statements.

W270, INC.

(a Development Stage Company)

Statements of Cash Flows

 (unaudited)

	For the six months ended December 31, 2011	For the period June 24, 2011 (inception) through December 31, 2011

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(19,091)	$(24,706)
Amortization	500	500
Shares issued for organizational expense	-	5,000
Adjustments to reconcile net loss to cash (used in) operating activities:

Change in accrued expenses	37,785	38,400
Change in deferred expenses	(26,283)	(26,283)
Net Cash Provided by (Used in) Operating Activities	(7,089)	(7,089)
CASH FLOW FROM INVESTING ACTIVITIES	-	-
CASH FLOW FROM FINANCING ACTIVITIES
Loans from unrelated parties	14,239	14,239
Repayment of loan from unrelated party	(5,000)	(5,000)
Net Cash Provided by (Used in) Financing Activities	9,239	9,239
CHANGE IN CASH	2,150	2,150
CASH AT BEGINNING OF PERIOD	-	-
CASH AT END OF PERIOD	$2,150	$2,150

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-
Non-cash investing and financing activities:
Stock issued for intangible asset -client/customer list	$-	$1,000

See notes to the financial statements.

W270, INC.

(a Development Stage Company)

Notes to the Financial Statements (unaudited)

December 31, 2011

NOTE 1 – ORGANIZATION

W270, Inc. (the Company) was incorporated under the laws of the State of Nevada on June 24, 2011. The Company issued 5,000,000 shares of its common stock to its founder at inception in exchange for organizational costs incurred upon incorporation. Following its formation, the Company issued 1,000,000 shares of its common stock to our founder, as consideration for the purchase of a business plan along with client/customer list. Our founder paid approximately $1,000 for the business plan and the client/customer list which was acquired by Mr. Fry over time. The acquisition was valued at $1,000.

The Company has not generated revenues from its planned principal operations and is considered a development stage company as that term is defined by Financial Accounting Standard Board ("FASB") Accounting Standards Codification ("ASC") 915, Development Stage Entities.

The Company will acquire and/or develop and market software and services that will significantly enhance the performance and functionality of the Internet services used by small to medium sized businesses. The Company’s products and services will use proprietary technology that will enable users to work collaboratively to obtain substantial improvements in performance, reliability and usability.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Statements and Basis of Presentation

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented.  Unaudited interim results are not necessarily indicative of the results for the full fiscal year.  These financial statements should be read in conjunction with the financial statements of the Company for the period ended June 30, 2011 and notes thereto contained elsewhere in this Prospectus.

a. Basis of Accounting

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a June 30, year-end.

b. Cash Equivalents

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

c. Stock-based Compensation

The Company follows ASC 718-10, Stock Compensation, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized. The Company has not adopted a stock option plan and has not granted any stock options.

d. Use of Estimates and Assumptions

Preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.  The Company has adopted the provisions of ASC 260.

e. Earnings (Loss) per Share

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. Diluted earnings (loss) per share are the same as basic earnings (loss) per share due to the lack of dilutive items in the Company.

f. Income Taxes

Income taxes are provided in accordance with ASC 740, Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

No provision was made for Federal income tax.

g. Advertising

Advertising will be expensed in the period in which it is incurred. There has been no advertising expense in the reporting period presented.

h. Related Software Costs

Certain direct purchase and related development costs associated with software are capitalized and include external direct costs for services and payroll costs. These costs include employees devoting time to the software projects principally related to software coding, designing system interfaces and installation and testing of the software. These costs are recorded as property and equipment and will be amortized over a period of three to five years beginning when the asset is substantially ready for use. Costs incurred during the project stage, as well as maintenance and training costs are expensed as incurred.

i. Intangible Assets

Intangible assets with finite lives are amortized over their estimated useful life. The Company monitors conditions related to these assets to determine whether events and circumstances warrant a revision to the remaining amortization period. The Company tests its intangible assets with finite lives for potential impairment whenever management concludes events or changes in circumstances indicate that the carrying amount may not be recoverable. The original estimate of an asset's useful life and the impact of an event or circumstance on either an asset's useful life or carrying value involve significant judgment.

For the three month and six month periods ended December 31, 2011 we recognized $250 and $500 in amortization expense, respectively. Our client/customer list was placed in service on July 1st, 2011. We currently amortize our client/customer list over a period of twelve (12) months.

j. Recently Issued Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company had negative working capital of $45,489 and a deficit accumulated during the development stage of $24,706 at December 31, 2011.  As of December 31, 2011, the Company had not generated any revenue and had no committed sources of capital or financing.

While the Company is attempting to generate revenues from services or software products, the Company’s cash position may not be significant enough to support the Company’s daily operations. Management believes that the actions presently being taken to further implement its business plan and generate additional products and revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to realize revenues and in its ability to raise additional funds, there can be no assurances that it will accomplish either. The Company’s ability to continue as a going concern is dependent upon its ability to achieve profitable operations or obtain adequate financing.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 4 – SHARE CAPITAL

The Company is authorized to issue 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. The Company issued 5,000,000 shares of its common stock to its incorporator, chief executive officer and president for organization costs/services. These services were valued at $5,000. Following its formation, the Company issued 1,000,000 shares of common stock to our incorporator, chief executive officer and president, as consideration for the purchase of a business plan along with a client/customer list. Our incorporator, chief executive officer and president paid approximately $1,000 in producing that business plan and the client/customer list were acquired over time. The acquisition of the business plan and client/customer list was valued at $1,000.

At December 31, 2011, there are 6,000,000 shares of common stock issued and outstanding.

NOTE 5 – LOANS - UNRELATED PARTIES

As of December 31, 2011 the Company received $9,239 in net loan proceeds from three unrelated parties who are business acquaintances of our shareholder and founder in order to fund working capital expenses. These loans are unsecured and carry no interest rate or repayment terms.

NOTE 7 – DEFERRED COSTS

Deferred offering costs consist principally of accounting fees, legal fees and other fees incurred through the balance sheet date that are related to the proposed common stock offering. Deferred offering costs related to the common stock offering will offset proceeds recorded as equity if the transaction is completed or charged to expense if the common stock offering is not completed. As of December 31, 2011, deferred offering costs were $26,283. The Company incurred $20,000 in deferred offering costs for legal services performed by our former securities counsel (see Note 9 - Subsequent Events).

NOTE 8 – INCOME TAXES

As of December 31, 2011, the Company had net operating loss carry forwards of $24,706 that may be available to reduce future years’ taxable income through 2031.

As of December 31, 2011

Deferred tax assets:
Net operating tax carryforwards	$9,635
Other	-
Gross deferred tax assets	9,635
Valuation allowance	(9,635)

Net deferred tax assets	$-

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.  As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance.

NOTE 9 - SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company has evaluated subsequent events occurring after December 31, 2011 through March 15, 2012. The Company entered into an arrangement with its former legal counsel in order to seek assistance in lending funds as necessary to cover legal expenses associated with the filing of its Prospectus and direct public offering. Legal services were estimated to be approximately $60,000 and due and payable only upon the Notice of Effectiveness by the Securities Exchange Commission of the Company’s Prospectus. We terminated this arrangement and representation by our former securities counsel as of January 11, 2012. It was agreed that $20,000 was earned by our former securities counsel as settlement under this arrangement terminated on January 11, 2012. On February 5, 2012 we retained the services of new securities counsel to assist in the filing of the Company’s Prospectus.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

The information contained in this prospectus is correct only as of the date set forth on the cover page, regardless of the time of the delivery of this prospectus.

Until ________, 2012 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,000,000 Shares

W270, Inc.

Common Stock

PROSPECTUS

__, 2012

TABLE OF CONTENTS

SUMMARY FINANCIAL DATA	7
RISK FACTORS	7
USE OF PROCEEDS	17
THE OFFERING	17
DETERMINATION OF OFFERING PRICE	19
DILUTION	19
DIVIDEND POLICY	20
MARKET FOR SECURITIES	20
NOTE REGARDING FORWARD-LOOKING STATEMENTS	22
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	22
BUSINESS	32
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	31
PRINCIPAL SHAREHOLDERS	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
DESCRIPTION OF CAPITAL STOCK	35
PLAN OF DISTRIBUTION	38
LEGAL MATTERS	42
EXPERTS	42
UNAUDITED INTERIM FINANCIAL STATEMENTS	42
WHERE YOU CAN FIND MORE INFORMATION	43

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Registrant is bearing all expenses in connection with this registration statement other than sales commissions, underwriting discounts and underwriter's expense allowances designated as such. Estimated expenses payable by the Registrant in connection with the registration and distribution of the Common Stock registered hereby are as follows:

SEC Registration fee	$2.33
NASD filing fee	100.00
*Accounting fees and expenses	5,000.00
*Legal fees and expenses	40,000.00
*Transfer agent fees	2,500.00
*Blue Sky fees and expenses	5,000.00
*Miscellaneous expenses	2,397.67

Total	$55,000.00

*Indicates expenses that have been estimated for filing purposes.

ITEM 14

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has a provision in its Certificate of Incorporation at Article XI thereof providing for indemnification of its officers and directors as follows.

Our Articles of Incorporation at Article XI provide for indemnification as follows: "No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer: (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of an Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification."

 Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15

RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this Form S-1, Registrant has issued securities without registration under the Securities Act on the terms and circumstances described in the following paragraphs.

Of the 6,000,000 outstanding shares, 5,000,000 were issued to Mr. Fry, the Company’s founder, president, and chief executive officer upon our incorporation in Nevada in June 2011 in exchange for organizational services incurred upon incorporation. Following its formation, the Company issued 1,000,000 shares of its common stock to Mr. Fry, as consideration for a business plan and client/customer list.

The foregoing issuances of securities were affected in reliance upon the exemption from registration provided by section 4(2) under the Securities Act of 1933, (the “Act”) as amended.

Notwithstanding being accredited all security holders were provided with a final pre-filing copy of the Company’s Registration Statement and acknowledged having read and reviewed same and having no further questions with respect to their respective investments.

ITEM 16

EXHIBITS

*3.1	Articles of Incorporation
*3.2	By-Laws
*5.1	Opinion of Gary B. Wolff, P.C.
5.1a	Opinion of Mintz & Fraade, P.C., Attorneys-at-law
*10.1	Agreement between W270, Inc., and its counsel
*10.2	Agreement regarding Conflict of Interest
**10.3	Termination Agreement between W270, Inc., and Gary B. Wolff, P.C.
*14.1	Code of Ethics
23.1c	Consent of PLS CPA, a professional corporation
23.2c	Consent of Mintz & Fraade, P.C. (included in Exhibit 5.1a)
*99.1	Copy of Subscription Agreement
**99.1a	Copy of Subscription Agreement, as amended
*99.2	Escrow Agreement
**99.2a	Escrow Agreement, as amended
99.2b	Escrow Agreement, as amended

*Filed with initial filing

**Filed with Form S-1/Pre-Effective Amendment #3

Exhibits are not part of the prospectus and will not be distributed with the prospectus.

ITEM 17

UNDERTAKINGS

a.

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by  of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to  if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.

Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California on the 13th day of April, 2012

W270, INC.

/s/ Wesley E. Fry
By: Wesley E. Fry, President, CEO, Principal Executive Officer, Treasurer, Chairman, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature(s)	Title(s)	Date
/s/ Wesley E. Fry		April 13, 2012
By: Wesley E. Fry Chief Executive Officer	President, CEO, Principal Executive Officer, Treasurer, Chairman, Principal Financial Officer and Principal Accounting Officer

II-4